Registration No. 333-65069
As filed with the Securities and Exchange Commission on February 4, 1999
========================================================================

                U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                           ________________

                               FORM SB-2
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933

                            AMENDMENT NO. 2
                           ________________

                          ACCESS POWER, INC.
                    (Name of small business issuer)

             Florida                          4813                 59-3420985
 ------------------------------    ----------------------------    ----------------------
 (State or other jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer
  incorporation or organization)   Classification Code Number)     Identification Number)

                      10033 Sawgrass Drive West
                               Suite 100
                 Ponte Vedra Beach, Florida, USA 32082
                            (904) 273-2980
     -------------------------------------------------------------
     (Address and telephone number of principal executive offices)
                 ____________________________________

                            Glenn A. Smith
                       10033 Sawgrass Drive West
                               Suite 100
                 Ponte Vedra Beach, Florida, USA 32082
                            (904) 273-2980
       ---------------------------------------------------------
       (Name, address and telephone number of agent for service)
                          __________________

                              Copies to:

                          Dennis J. Stockwell
                        Kilpatrick Stockton LLP
                  1100 Peachtree Street, Suite 2800
                         Atlanta, Georgia 30309
                             (404) 815-6500
                          (404) 815-6555 (fax)

                          __________________

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. / /


                                                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
       Title of Each Class of             Amount to be         Proposed Maximum        Proposed Maximum          Amount of
     Securities to be Registered           Registered         Offering Price per      Aggregate Offering      Registration Fee
                                                                   Share<F1>               Price<F1>
-------------------------------------------------------------------------------------------------------------------------------

       Title of Each Class of             Amount to be         Proposed Maximum        Proposed Maximum          Amount of
     Securities to be Registered           Registered         Offering Price per      Aggregate Offering      Registration Fee
                                            Share<F1>             Price<F2>
-------------------------------------------------------------------------------------------------------------------------------

 Common Stock, $.001 par value             10,000,000               $0.26                 $2,600,000          $722.80 <F2>

<F1> Estimated solely for the purpose of calculating the
registration fee in accordance with Rule 457(a) under the Securities
Act and based on the average of the high and low price per share of Access Power, Inc. Common Stock as quoted on the OTC Bulletin Board on January 28, 1999.

<F2> The amount of $108.42, representing the registration fee for the additional 1,500,000 shares being added to this registration, is paid with this filing. A registration fee of $1,245.09 in the aggregate has been paid previously in connection with the initial filing and the first amendment to this registration statement.

                          __________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

========================================================================

                          10,000,000 Shares


                                [LOGO]
                          ACCESS POWER, INC.
                             Common Stock
                             ____________

     The shares of common stock, par value $.001 per share (the "Common Stock"), of Access Power, Inc. (the "Company") offered hereby (the "Offering") are being offered by stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders may sell their shares from time to time directly or through underwriters, dealers or agents, in market transactions on the OTC Bulletin Board, on any national securities exchange or automated quotation system on which the Common Stock may be listed or traded, including block trades or ordinary brokers transactions, or in privately negotiated transactions. The price at which the Selling Stockholders will sell their shares, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. See "PLAN OF DISTRIBUTION."

     The Common Stock currently is traded over the counter ("OTC") , and bid and asked prices are quoted and the last sale is reported on the OTC electronic bulletin board maintained by the National Association of Securities Dealers (the "Bulletin Board") under the symbol "ACCR." On January 29, 1999, the last bid price of the Common Stock as reported on the Bulletin Board was $0.27.

     The Selling Stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

     The Company will pay certain of the legal and other expenses of this offering (estimated to be $40,000), except that the Selling
Stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred by the Selling
Stockholders in connection with the sale of their shares.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. (SEE "RISK FACTORS" BEGINNING ON PAGE 5.)

                             _____________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________


           The date of this Prospectus is February __, 1999


                                SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that all shares of Series A Convertible Preferred Stock ("Preferred Stock") have been converted to Common Stock.

     Access Power, Inc. was formed to offer Internet-based communications products and services in the U.S. and international markets. The Company is one of the first companies to offer a means for voice and multi-media communications over the Internet, a service which is commonly referred to as Internet Protocol telephony or IP telephony. The Company is in the development stage.

     The Company's voice-over-IP service (known as Access Power
Advanced Communications(TM) (APAC)) integrates traditional functions with advanced Internet-based communications technology. APAC enables users to connect long distance over the Internet from a multi-media personal computer (PC) to a regular telephone or from a regular telephone to another regular telephone with a significant reduction in costs over that of traditional long distance telephony. Through this service, a long distance telephone call can be placed from over the Internet to telephones in any area where Access Power provides gateway service without the use of traditional long distance lines. Currently, the Company has such service available for calls to telephones in ten metropolitan cities in the states of Arizona, Florida, Texas and Utah. Calls to other locations may be made through the Company's services, but regular long-distance services will be necessary to complete the call from the location of one of the Company's gateway servers, and the cost to the user is slightly higher. At this time, telephone-to-telephone calls may only be originated at locations near one of the Company's gateways through a local call to the server.

     In addition to the cost savings associated with Internet telephony, the Company's customers will have available to them services that are not available through traditional long distance networks, such as interactive document and data sharing and multi-media data transmissions (including video).

     In connection with the telephony services, the Company will be reselling to the customer a Netspeak Corporation PC telephone software package called WebPhone. The Company also will be developing and marketing e-button software, which provides a convenient means for someone viewing a company's Website to be immediately connected by telephone with the company's call center.

     The Company has entered into an agreement with a Texas company to provide international Internet telephone services between the U.S.
and Manila in the Phillipines. The Company intends to pursue other international expansion via joint venture and other business arrangements throughout South America, Europe, Africa and the Pacific Rim.

     The Company's strategy to become one of the world's leading providers of international IP telephony products and services includes: continued expansion of its international IP telephony gateway network through joint venture partnerships and other business relationships in the targeted regions; leveraging of the network and its inherent low operating costs to provide discount retail and wholesale international calling services; exploitation of new technology; and the continued development of enhanced products and services to complement the Company's international IP telephony gateway server network.

     The Company was incorporated in Florida in October 1996. The Company's principal executive offices are located at 10033 Sawgrass Drive West, Suite 100, Ponte Vedra Beach, Florida, USA 32082, and its telephone number is (904) 273-2980.

                             The Offering

    Common Stock offered by Selling     10,000,000 shares <F1>
    Stockholders


    Common Stock to be outstanding      20,939,567 shares <F1><F2>
    after the Offering

    OTC Bulletin Board symbol           "ACCR"

___________________
[FN]

<F1> The offered shares include (i) 7,874,016 shares of Common Stock that may be acquired by holders of the Preferred Stock upon conversion thereof, based on a five-day average market price of $0.254 per share, for the period ended January 29, 1999, but subject to adjustment for the applicable average market price at the time of conversion under the conversion formula (see "Description of Capital Stock - Preferred Stock"); (ii) 587,950 shares of Common Stock that may be acquired pursuant to the exercise of an outstanding warrant; and (iii) 844,433 shares which are currently issued and outstanding.

<F2> Does not include outstanding options to purchase 2,218,000 shares of
     Common Stock (having a weighted average exercise price of $0.4495 per share). Shares to be outstanding as presented here assumes the maximum of 10,000,000 shares are sold by the Selling Stockholders. Applying the conversion formula for the Preferred Stock as described in this prospectus, the outstanding amount after this offering would be 20,365,399 shares. The actual number of shares issuable upon conversion of the Preferred Stock may vary as described in footnote
     #1 above, but no more than 10,000,000 shares (conversion shares and previously held shares) may be resold under this prospectus.
     Henceforth in this prospectus the maximum number of shares that could be acquired through conversion of Preferred Stock and resold under this prospectus will be presented as determined in footnote #1 above.


                        SUMMARY FINANCIAL DATA

     The summary financial data of the Company set forth below for the year ended December 31, 1997 is derived from the audited Financial Statements of the Company for that period included elsewhere in this Prospectus. The summary financial data for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus, which, in the opinion of the Company reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations. These historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and Notes thereto and other financial data included elsewhere in this Prospectus.


                                              Year Ended      Nine Months Ended September 30,
                                             December 31,
                                                  1997             1997             1998
                                             -------------    -------------      ----------
 Statement of Operations Data
 Revenues
   Product Sales   . . . . . . . . . .              -                 -        $    212,092
   Services  . . . . . . . . . . . . .              -                 -              42,089
                                              ----------         ---------     ------------
      Total revenues . . . . . . . . .              -                 -             254,181
 Cost of revenues
   Product Sales   . . . . . . . . . .              -                 -             152,920
   Services  . . . . . . . . . . . . .              -                 -                -
                                              ----------         ---------     ------------
      Total cost of revenues . . . . .              -                 -             152,920

     Gross margin  . . . . . . . . . .              -                 -             101,261

 Total operating expenses  . . . . . .           426,156           238,583        1,578,707
                                              ----------         ---------     ------------
 Income (loss) from operations . . . .          (426,156)         (238,583)      (1,477,446)
 Interest expense, net . . . . . . . .               282               170          117,302
                                              ----------         ---------     ------------
 Income (loss) before income taxes . .          (426,438)         (238,753)      (1,594,748)
 Income tax expense  . . . . . . . . .              -                 -               -
                                              ----------         ---------     ------------
 Net income (loss) . . . . . . . . .          $ (426,438)        $(238,753)    $ (1,594,748)
                                              ==========         =========     ============

 Income (loss) per share . . . . . . .        $    (0.04)            (0.03)    $      (0.14)
                                              ==========         =========     ============

 Weighted average shares outstanding .         9,742,000         8,000,000      11,706,220

                                                      September 30, 1998
                                                      ------------------
                                                         (Unaudited)
 BALANCE SHEET DATA
 Cash and cash equivalents...........................     $    28,904
 Working capital.....................................      (1,221,060)
 Total assets........................................       1,416,772
 Long-term debt, less current portion................         100,000
 Stockholders' equity (deficit) .....................          81,970

                                   ________________

     Access Power Advanced CommunicationsTM is a trademark of the Company. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                             RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")) CONCERNING THE COMPANY, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF THE COMPANY'S SUCCESS IN DEVELOPING AND EXPANDING ITS BUSINESS. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW.

DEVELOPMENT STAGE COMPANY; SHORT OPERATING HISTORY.

     The Company was formed in October of 1996 and is in the development stage. To date, the Company has had minimal revenue. The Company has limited operating history upon which investors may base an evaluation of its likely performance. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries. To address these risks and achieve profitability and increased sales levels, the Company must, among other things, establish and increase market acceptance of its technology, products and services, expand the deployment of its network, increase its customer base substantially, and successfully market and support its products and services. There can be no assurance that the Company will achieve or sustain significant sales or profitability in the future.

UNCERTAINTY OF PRODUCT ACCEPTANCE; NEW PRODUCT DEVELOPMENT RISKS.

     The markets for the Company's technology, products and services have only recently begun to develop and are rapidly evolving. In addition, the Company's products and services are new and based on emerging technologies. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced technology and products are subject to a high level of uncertainty. Broad acceptance of the Company's technology, products and services is critical to the Company's success and ability to generate revenues. There can be no assurance that the Company will be successful in obtaining market acceptance of its technology, products and services. Relative lower quality of voice transmissions through the Company's network compared to traditional long-distance services will be a factor in the early acceptance of the Company's services.

RISKS OF RAPID TECHNOLOGICAL CHANGE.

     The introduction of products and systems which offer applications incorporating new technologies could render the Company's products and services less marketable or subject to downward price pressures.
Further, the markets for the Company's products and services, including the market for voice transmission over packetized data networks, are characterized by evolving industry standards and specifications. As new standards or specifications are adopted, the Company may be required to devote substantial time and expense in order to adapt its technology, products and services. The Company's ability to anticipate changes in technology and industry standards and successfully develop and introduce enhanced products and services as well as new products and services, in each case in a cost effective and timely manner, will be a critical factor in the Company's ability to grow and be competitive. There can be no assurance that the Company will successfully develop enhanced or new products and services, that any enhanced or new products and services will achieve market acceptance, that the Company will be able to adapt its products and services to comply with new standards or specifications, or that the introduction of new products or services by others will not render the Company's technology, products and services obsolete.


PRICING PRESSURES.

     As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for certain traditional long distance carriers. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of


this century, there may be no charges based on the distance a call is carried. If this type of pricing were to become prevalent in the markets on which the Company focuses, it would likely have a material adverse effect on the Company's prospects, financial condition and results of operations.

LIMITED MARKETING EFFORTS; RELIANCE ON STRATEGIC PARTNERS.

     The Company's marketing efforts primarily involve the development of strategic alliances with partners in the United States and outside of the United States and, to a lesser extent, in-house marketing. The Company's performance is substantially dependent on its ability to develop strategic alliances with marketing partners which will promote the Company's technology, products and services. To date, the Company has established a significant business relationship with only one entity outside the U.S. There can be no assurance that the Company will be successful in consummating any future strategic alliances. In countries where the Company seeks to establish strategic alliances, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, telecommunications carriers that own intra-national transmission lines and install hardware and software. The Company has limited experience dealing with these problems outside the U.S.

NEED FOR ADDITIONAL FINANCING.



     The Company currently has almost no funding and no commitment for funding. The Company's ability to expand its Internet telephony network and to develop new products and services will depend on its ability to obtain additional debt or equity funding. The Company may need to seek additional capital regardless of market conditions if the Company identifies desirable infrastructure investment, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from any capital-raising efforts prove to be insufficient for the Company's operating needs. There can be no assurance that the Company will be successful in securing any additional financing. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. Additional funding, from public or private debt or equity financing or from strategic alliances may not be available at all, may not be available when needed or may not be available on terms acceptable to the Company. Additional equity financings may result in dilution to existing stockholders.
The Company has no policy involving the incurrence or maintenance of any particular level of indebtedness, and its organizational documents do not limit the amount of indebtedness that it may incur. The Company may seek to borrow needed funds, rather than further diluting its existing stockholders, if it were to have an opportunity to do so deemed reasonable by management. If the Company were to incur additional indebtedness, it would be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow would be insufficient to meet required payments of principal and interest, and to the extent that it cannot, the risk that the Company would lose all or some of its assets or be forced to seek protection from creditors, including protection under bankruptcy laws. In addition, the Company may become subject to additional or more restrictive financial covenants. Failure to secure additional financing, if and when needed, may have a material adverse effect on the Company's business, financial condition, and results of operations. The failure to obtain additional funds may cause the Company to cease or curtail operations and result in a complete loss of any value of the Company's securities.

     The Company will be seeking a new round of financing within the next 12 months. The Company has made no determination as to whether that round of financing, or any other financings over the next 12 months, would likely be in the form of equity, debt, or convertible debt. The Company currently has no agreements or understandings with any person with respect to the sale or issuance of any additional securities during that period.

NO INTENTION TO PAY DIVIDENDS.

     The Company presently intends to retain its earnings to finance its growth and expansion and for general corporate purposes. In the future, the declaration and payment of dividends on the Common Stock, if any, will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Common Stock


and other factors deemed relevant by the Company's Board of Directors. Holders of the Company's Preferred Stock have the right to dividends declared with respect to the Common Stock on an as-converted basis.

LACK OF EXPERIENCE IN DOMESTIC TARGET MARKET.

     The Company will seek to market its products to the "SOHO" (small office / home office) market and to institutions throughout the United States. Although the Company's principals have had substantial experience in other endeavors, there can be no assurance that the Company will be successful in establishing this one.


DEPENDENCE ON ONE EQUIPMENT SUPPLIER.

     The Company purchases all of its Internet telephony hardware, software, firmware, including gateway servers, and network management servers and client software from NetSpeak Corporation, which has granted the Company volume discounts and also provides financing for, and maintenance of, this equipment. NetSpeak provides twelve months of maintenance and support services for the sum of eight percent (8%) of the total purchase price of the NetSpeak products. For that Net Speak provides all enhancements, upgrades and sufficient releases for both hardware and software. NetSpeak offers extended maintenance and support for an additional charge. Although the Company has not experienced any significant problems with NetSpeak Corporation, there can be no assurance that such relationship will continue or that, in the event of a termination of the relationships with NetSpeak, the Company would be able to obtain alternative sources of supply without a material disruption in its ability to provide products and services to its clients. Although replacement hardware and software may be obtained from several alternative suppliers, the failure of the Company to acquire compatible hardware and software from an alternative source on a timely basis and of comparable quality and price, could result in delays, operational problems or increased expenses, which could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS OF GROWTH AND EXPANSION.

     Growth of the Company will require the Company to recruit and hire new managerial, technical, sales and marketing personnel, as well as people qualified in administration and finance. The Company's inability to recruit and hire the necessary personnel or the emergence of unexpected expansion difficulties could adversely affect the Company's business plan.

COMPETITION.

     The telecommunications business is highly competitive, and the profitability of the Company depends principally upon the Company's ability to compete in its target market areas. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Certain of these competitors may be existing or potential strategic partners with others. There can be no assurance that the Company will be able to compete effectively against its competitors.

     Prices for long distance calls have decreased substantially over the last few years in most of the markets in which the Company does business, and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, many of the Company's markets and expected future markets have deregulated or are in the process of deregulating telephone services. Customers in many of these markets are not familiar with the Company's technology, products and services and may be reluctant to use new telecommunications providers, such as the Company. In particular, the Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition.

     Competition for customers in the target market is primarily on the basis of price, the type and quality of services offered and customer service. The Company attempts to price its services at a discount to the prices charged by traditional long distance carriers in each of its markets. The Company has no control over the prices set by its competitors, and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the markets in which the Company intends to operate. There can be no assurance

that severe price competition will not occur. Any significant price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions.

CONCENTRATION OF OWNERSHIP.

     After the offering, the directors and officers of the Company, in the aggregate and including stock options will own beneficially 5,088,700 shares of Common Stock, or 21.8% of the outstanding shares of the Company. Accordingly, these persons will have substantial influence over the business, policies and affairs of the Company, including the ability potentially to control or significantly influence the election of directors and other matters requiring stockholder approval by simple majority vote.

DILUTIVE AND OTHER POSSIBLE ADVERSE EFFECTS OF OUTSTANDING OPTIONS AND OTHER RIGHTS TO ACQUIRE COMMON STOCK.

     The Company has outstanding rights to acquire a substantial and indeterminate number of shares of Common Stock in the form of conversion rights under its Series A Preferred Stock and a floating 5% warrant. Common Stock underlying those rights is being registered for resale in the Registration Statement of which this Prospectus is a part. A substantial number of additional rights in the form of options have been granted to the Company's employees or affiliates, under the Company's Stock Option Plan or otherwise, and are exercisable at prices which are less than the market price for the Common Stock at January 29, 1999. Under the terms of such rights, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of other stockholders. The terms on which the Company may obtain additional financing may be adversely affected by the existence of such rights. For example, the holders of these rights could exercise them at a time when the Company was attempting to obtain additional capital through a new offering of securities on terms more favorable than those provided by the rights. Additionally, stockholders could suffer substantial dilution if the holders of Series A Preferred Stock exercised their conversion right immediately after a significant decrease in the market price of the Common Stock, because the conversion rate is inversely proportional to the recent average market price.

LIMITED TRADING MARKET.

     The Company's securities trade over the counter with quotes on the NASD OTC "bulletin board." Nonetheless, there can be no assurance that an active public market will exist at any time or can be sustained or that investors in the Common Stock will be able to resell their shares. Making a market involves maintaining bid and asked quotations for the Common Stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the Common Stock at any given time, which presence is dependent upon the individual decisions of investors over which neither the Company, nor any market maker has any control. Accordingly, an investor may be unable to sell his Common Stock when he wishes to do so, if at all. In addition, the free transferability of the Common Stock will depend on the securities laws of the various states in which it is proposed that a sale of the Common Stock be made.


POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, losses of significant customers, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, including the risk factors described herein. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company.

Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

PENNY STOCK REGULATION.

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Because the Company's Common Stock initially is subject to the penny stock rules, purchasers of shares under this prospectus may find it difficult to sell their Common Stock.

DIRECTORS' LIABILITY LIMITED.

     Under the Company's By-Laws, directors of the Company cannot be held liable to the Company or its stockholders for monetary damages for any act or omission unless it involves, among other things, (i) the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or stock purchases or redemptions by the Company, (iv) a transaction from which the director derived an improper personal benefit, or (v) acts or omissions for which liability of a director is expressly provided by an applicable statute. This provision does not affect the liability of any director under federal or state securities laws.


POTENTIAL FLUCTUATIONS IN OPERATING RESULTS.

     Significant annual and quarterly fluctuations in the Company's results of operations may be caused by, among other factors, the volume of revenues generated by the Company's strategic partners from sales of products and services incorporating the Company's technology or products, the mix of distribution channels used by the Company, the timing of new product announcements and releases by the Company and its competitors and general economic conditions. There can be no assurance that the level of revenues and profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. The Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENTAL REGULATIONS.

     One of the risks associated with the business of Internet telephony involves the possible intervention of the government through legislative action. Conventional telephone companies are challenging the popularity of the Internet by pushing for legislative tariffs that would impact the usage of the products and services such as those offered through the use of the Company's technology. At present, there are few laws or regulations that specifically address access to or commerce on the Internet. The increasing popularity and use of the Internet, however, enhance the risk that the governments of the United States and other countries in which the Company sells or expects to sell its products and services will seek to regulate computer telephony and the Internet with respect to, among other things, user privacy, pricing, and the characteristics and quality of products and services. The Company is unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on its business, financial condition or results of operations. In the United States, the FCC has advised Congress that it may, in the future, regulate IP telephony services as basic telecommunications services. The regulation of the Company's activities may have a material adverse effect on its financial condition and results of operations.

     In March 1996, the America's Carriers Telecommunication Association (the "ACTA"), a group of telecommunications common carriers, filed a petition (the "ACTA Petition") with the Federal Communications Commission (the "FCC") arguing that providers (such as the Company) of computer software products that enable voice transmission over the Internet are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA petition argues that the FCC has the authority to regulate both the Internet and the providers of Internet "telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rule-making proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of Internet "telephone" software to immediately cease the sale of such software. The FCC has thus far not granted relief sought under the ACTA Petition, however, any action taken by the FCC to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, likely would have a material adverse effect on the Company's business, financial condition and results of operations.

QUALITY OF INTERNET SERVICE.

     A significant risk involves the stability of the Internet itself. Many networks through which Internet traffic moves are able to provide more than five times the current level of traffic. However, many other network providers do not have this capability, and as a result, the Internet as a whole may suffer from poor service availability. If this occurs, the viability of Internet telephony will be negatively impacted.

DEPENDENCE UPON KEY PERSONNEL.

     The continued success of the Company is substantially dependent upon the efforts of the directors and executive officers of the Company, in particular Glenn A. Smith, the Chief Executive Officer.
With the exception of an agreement with Howard Kaskel, the Company's Chief Financial Officer, the Company has no employment agreements with its officers or other key employees nor any understanding that employment agreements will be entered into in the foreseeable future. The Company currently has key man life insurance on Mr. Smith, but it does not have such insurance on any other employee. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success also depends on its continuing ability to attract and retain additional highly qualified technical personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to attract or retain qualified personnel in the future.
The inability to attract and retain the necessary technical and other personnel could have a material adverse effect upon the Company's business, operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE.

     Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. As of January 29, 1999, the Company had a total of 20,365,399 shares of Common Stock outstanding (assuming the conversion of all outstanding shares of Preferred Stock as described in this Prospectus and the exercise of outstanding warrants to purchase Common Stock). Shares in the amount of up to the 10,000,000 offered hereby will be freely tradable without restrictions under the Securities Act. An additional 3,578,000 shares were sold under an exemption from registration provided by Rule 504


promulgated under the Securities Act and are freely tradable. All of the remaining shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and will be eligible for sale in compliance with Rule 144 after they have been held two years by non-affiliates. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering. Following the Offering, sales of substantial amounts of Common Stock in the public market, pursuant to Rule 144, the Registration, or otherwise, or even the potential of such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through sales of equity securities. See "Shares Eligible for Future Sale."

     As of the date of this Prospectus, options to purchase 2,218,000 shares of common stock and a warrant to purchase 587,950 shares of Common Stock are issued and outstanding. Option exercise prices range from $0.10 to $1.00, and all are currently exercisable. The warrant exercise price is $0.01 per share.

INABILITY TO PREDICT TRAFFIC VOLUME.

     The Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, therefore, may be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, therefore, be required to obtain transmission capacity through more expensive means. If the Company is unable to accurately project its needs for leased capacity in the future, such inability may have a material adverse effect on the Company's business and profitability.

DEPENDENCE ON OTHER CARRIERS.

     The Company does not own any local exchange transmission facilities or intra-national transmission facilities in the countries in which it intends to provide services (and does not intend to construct or acquire any of its own local exchange transmission facilities). Consequently, the Company must continue to rely on providers of intra-national and local exchange transmission facilities. All of the telephone calls made by the Company's customers are and will continue to be connected through transmission facilities that the Company leases. To the extent that the Company leases local exchange facilities in the U.S. and other countries, there is currently some uncertainty involving the prices and nature of such facilities.

     The Company generally leases lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When excess transmission capacity is present, as was the case for many years in the United States, lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the United States and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay 'under-utilization' charges. See "Inability to Predict Traffic Volume." For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY
RISKS.

     Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. A failure of any of the Company's current systems, the failure of the Company to implement or


integrate new systems without difficulty, if at all, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and the results of operations.

     The Company is in the process of reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem. The Year 2000 problem is the result of the use by computer programs of two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS
PROSPECTUS.

     This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of the Company's business. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's business strategy and assumptions that the Company will be profitable, that the market for packetized voice transmission will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


                            DIVIDEND POLICY

     The Company has not declared or paid any cash dividend on its Common Stock, and the Board of Directors intends to continue a policy of retaining future earnings to finance the Company's growth and for general corporate purposes, and, therefore, it does not anticipate paying any cash dividends on Common Stock in the foreseeable future.

                               CAPITALIZATION


     The following table sets forth the short-term debt, long-term debt and capitalization of the Company as of September 30, 1998, and pro forma as adjusted to reflect (1) the issuance subsequent to September 30, 1998 of 200 additional shares of the Company's Series A Convertible Preferred Stock, (2) the conversion subsequent to September 30, 1998 of the Company's Series A Convertible Preferred Stock at a conversion rate based on a $0.254 market price for the Common Stock (averaged over a five-day period) into 7,874,016 shares of Common Stock, (3) the exercise of a warrant to purchase 587,950 shares of Common Stock at an exercise price of $0.01 per share, and
(4) the issuance of 119,433 shares of Common Stock subsequent to September 30, 1998. This table should be read in conjunction with the Financial Statements of the Company and the related Notes thereto contained elsewhere in this Prospectus.

                                                                          September 30, 1998
                                                                  ----------------------------------
                                                                     Actual              Pro Forma
                                                                                         As Adjusted
                                                                  -----------          -------------
Current portion of long-term debt and capital lease
   obligations<F1>  . . . . . . . . . . . . . . . . . . .         $   10,136             $   10,136
                                                                  ----------             ----------
Long-term obligations, less current portion<F1> . . . . .            100,000                100,000
Stockholders' equity:
Preferred Stock, par value $0.001 per share,
   10,000,000 shares authorized; 1000 shares issued
   and outstanding, no shares issued and outstanding as                    1                  ---
   adjusted . . . . . . . . . . . . . . . . . . . . . . .
Common Stock, par value $0.001 per share,
   40,000,000 shares authorized; 11,784,000 shares


    issued and outstanding; 20,365,399 shares issued
   and outstanding, as adjusted  . . . . . . . . . . . .              11,784                 20,365
   Additional paid-in capital  . . . . . . . . . . . . .           2,097,072              2,145,144
   Retained earnings (deficit) . . . . . . . . . . . . .          (2,026,887)            (2,018,243)
                                                                  ----------             ----------
    Total stockholders' equity (deficiency) . . . . . . .             81,970                147,266
                                                                  ----------             ----------
    Total capitalization  . . . . . . . . . . . . . . . .         $  192,106             $  257,402
                                                                  ==========             ==========

_______________________
[FN]
<F1> See Note 3 of Notes to Interim Financial Statements for
     additional information relating to the Company's debt.



                      CERTAIN MARKET INFORMATION


PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded over-the-counter and quoted on the Bulletin Board under the symbol "ACCR" on a limited and sometimes sporadic basis. Quoting began in December 1997. The reported high and low bid prices for the Common Stock are shown below for the period through September 30, 1998. The prices presented are bid prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions. As of February 2, 1999 there were approximately 250 stockholders of record of the Common Stock.

                                                            BID
                                                   --------------------
                                                    LOW           HIGH
                                                   ------       -------
1998
First Quarter . . . . . . . . . . . .              $0.81        $1.38
Second Quarter  . . . . . . . . . . .              $1.38        $4.06
Third Quarter . . . . . . . . . . . .              $0.53        $2.19


                               BUSINESS

     Access Power, Inc. was formed to offer Internet-based communications products and services to the global marketplace. The Company is one of the first companies to offer a means for voice and multi-media communications over the Internet, a service which is commonly referred to as Internet Protocol telephony or IP telephony. The Company believes that from its early start in this field it is a leader in the U.S. in the deployment of IP telephony gateways and in the offering of associated enhanced communications services. Access Power currently has deployed its IP telephony servers in ten major metropolitan service areas in the U.S., and it plans continued expansion in the U.S. and abroad in 1999 to the extent it is financially able to do so. See "Management's Discussion and
Analysis."   Additional international expansion will be pursued via
joint venture and other business arrangements throughout South America, Europe, Africa and the Pacific Rim.

INDUSTRY BACKGROUND

     Long distance telephone services have historically been offered through public switched telephone networks (PSTN) mainly utilizing lines established for that purpose. Although those systems are well established in the US and many other parts of the world and the service provided is usually of good quality, voice and message traffic through those systems is subject to tariffs, and the technology driving those systems does not have nearly the capability for the innovative features potentially available through IP telephony. With the advent of the Internet and its increasing popularity, however, the stage is being set to permit the commercial development of an alternative means of telecommunication using the connectivity of the Internet to provide a new and cheaper pathway. With the development of Internet Telephony software for the personal computer and the gateway servers the industry now has a viable means to provide workable products in this field.


     The emergence of the World Wide Web and the commercialization of the Internet defined the potential for and has led to ever increasing developments in the convergence of technologies involving computers and telephones. The convergence that formed computer telephony integration (CTI) in the 1980's has led to a new sector in the communications industry, and is generally referred to as computer telephony (CT) or Internet Telephony (IT). The global marketplace is quickly becoming familiar with the Internet and its value as a communications mechanism, to date mainly with text graphics. Service providers are expanding the Internet and users are demanding enhanced services including voice, audio and video transmissions.

     In the early 1990's applications allowing standard commercial transmission of voice and audio using Internet protocols became available enabling multi-media PC users to converse over the Internet. This decade many companies have invested millions of dollars to continue developing the applications that have improved the service quality and lowered the implementation costs. The result has been the emergence of a new communications sector, the Internet Telephony Services Provider (ITSP), of which the Company was an early entrant.




THE ACCESS POWER SOLUTION

     The Company is developing its Internet-based telephony service, Access Power Advanced Communications(TM) ("APAC"), to provide a domestic and international communications network allowing customers to place calls through the Internet using traditional terminal equipment.
Unlike traditional long-distance telephone systems which use switch based systems, the Company uses the Internet as the backbone to complete the long distance connection. This eliminates the fees associated with long distance carriers. The service allows users to place long distance calls from their PC to an enabled PC for free, or from their PC to a regular telephone at a significantly reduced cost when compared to traditional long distance services. APAC customers can take advantage of the cost savings associated with the Internet-based telephony service even without a PC by placing a regular telephone to regular telephone call through the Company's network of gateway servers.

     In addition to the cost savings associated with Internet telephony, the Company's customers have the ability to use services that are not available using the traditional public switched telephone network. Such services include interactive document and data sharing and multi-media data transmissions including video capability. Accordingly, regional and multinational corporations can utilize a single network integrating voice and data transmissions and realize low cost interoffice communication through IP telephony.

     The Company is committed to establishing a worldwide network of gateway servers to provide for its alternative long distance service. The gateway servers deployed by the Company at strategic locations will serve as a bridge for communications traffic to or from customers in those geographic locations between the public switched telephone network or a private branch exchange (PBX) and the Internet. The gateway server converts voice transmission to data packets, using less bandwidth and eliminating separate voice network costs.
Communications traffic from or to standard telephone equipment (such as in phone-to-phone and PC to phone calling) involves local telephone pathways and, for those destinations not currently served by a local gateway server, traditional long distance lines (usually through a wholesale arrangement) at each end with the Internet as the pathway in between.

STRATEGY

     The Company believes a significant commercial opportunity is emerging from the application of Internet-based products and services to the transmission of voice, video and facsimile through the use of packetized Internet Protocol (IP) networks and corporate intranets. The Company's objective is to be one of the world's leading providers
of international IP telephony products and services.   The Company's
strategy to achieve that objective includes the expansion of its international IP telephony gateway network through joint venture partnerships and other business relationships in the targeted regions; the leveraging of the network and its inherent low operating costs to provide discount retail and wholesale international calling services; the exploitation of new technology including e-button to penetrate the international corporate market; and the continued development of enhanced products and services that utilize the Company's international IP telephony gateway server network.

Expansion of International IP Telephony Gateway Network
-------------------------------------------------------


     In August 1998, the Company entered into nonexclusive distributorship agreements with an independent distributor in Denmark and China to market and sell the Company's products and services in those countries. The agreements extend for one year with automatic one-year renewals. They may be terminated upon 30 days notice after the first year. The products and services offered consist of the PC Client Dialer Product, gateway access at a per minute amount and additional programming services on an hourly basis.

     In October 1998, the Company entered into a non-exclusive agreement with a Florida corporation, LDT Net Com Inc. LDT Net Com was appointed as an independent agent to distribute the Company's services internationally for a period of five years with automatic one-year renewals. To date LDT Net Com has focused on establishing relationships required to do business in South American and the Pacific Rim.

     In November 1998, the Company entered into an agreement with a Texas corporation, Access Universal, Inc., to Provide that business with Internet telephone services through December 31, 2001. The Company an Access Universal anticipate that their business relationship will begin to become active in 1999, at which time they intend to commence developing a business to process Internet Protocol communications traffic between the U.S. and the Pacific Rim.

Leverage the Low Operating Costs of the Company's Network
---------------------------------------------------------

     IP telephony calls are treated as data communications and are not subject to expensive access fees like standard long-distance calls. This is especially significant when it comes to international calls, where extra fees can be a significant addition to the cost of a call. The Company's technology will enable it to offer international calling at reduced costs to customers. The Company anticipates that joint ventures and other business relationships it intends to create overseas will focus on marketing and selling the Company's services in the international market.

     The Company feels that the future of telecommunications is in the value of the enhanced services a provider offers and that long-distance telephony as we know it today will become a low-priced commodity. This is the very premise that the Company feels will propel IP telephony into the mainstream of communications. IP telephony by definition operates within computers, a medium which allows for the development of sophisticated user applications that will differentiate IP telephony from traditional telephony systems.

     This cost structure of the Company's IP telephony network also allows the Company to offer wholesale rates at prices below standard telephony carriers. Targeted clients of Access Power wholesale carrier services are international telephone companies wishing to terminate calls in the United States and domestic and foreign prepaid services companies. The domestic prepaid market is one of the fastest growing markets of the telecommunications industry and is served by over 400 providers. The Company believes that a majority of these providers are small to mid-sized resellers without telephony infrastructure, which, therefore, are likely to be incurring high
network costs.   Access Power believes it is well positioned to offer
low cost carrier services to such providers.

EXPLOIT E-BUTTON AND CONTINUE DEVELOPING ENHANCED SERVICES THAT
UTILIZE THE COMPANY'S NETWORK

     The Company is a re-seller of certain third-party software which it markets to its customers under the product name "e-button." The Company believes this product is the best of its kind available in the marketplace today. Its size (300KB) is small and thus quick to download and install and easy to use. See " Products and Services; e-button."

PRODUCTS AND SERVICES

     In 1997 the Company became one of the first Internet Telephony Service Providers (ITSP) in the world. It determined that network expansion would best be accomplished by the Company's own deployment of server hardware and through international joint venture or other business arrangements aimed at expanding the Company's network.


     The Company placed the first Access Power Internet telephony gateway server on the market in August 1997. A gateway connects data networks such as the Internet and corporate intranets to the public telephone networks. The server has the capacity for twenty four lines and can handle over 300,000 minutes of talk time per month. The Company currently has ten such gateway servers, or 240 lines of capacity, deployed, and it anticipates increasing the number of lines installed in the near future by it or future business partners in the United States and other international markets.

     The Company's voice-over-IP service (known as Access Power
Advanced Communications (TM) (APAC)) integrates traditional functions with advanced Internet-based communications technology. APAC enables users to connect over the Internet from a personal computer to a regular telephone or from a regular telephone to another regular telephone with a significant reduction in costs over that of traditional telephony. Through this service, a user anywhere in the world can place long distance telephone calls from its personal computer over the Internet to telephones in any area where Access Power provides gateway service. Currently, the Company has such service available for calls to telephones in ten metropolitan cities in the states of Arizona, Florida, Texas and Utah. Calls to other locations may be made through the Company's services, but regular long-distance services will be necessary to complete the call from the location of one of the Company's gateway servers, and the cost to the user is slightly higher. At this time, telephone to telephone calls may only be originated at locations near to one of the Company's gateways through a local call to the server.

     Voice-over-IP service is a significant development in the highly attractive and growing Internet industry. New applications are being developed every day. The cost of computer processing is decreasing and customer demand is increasing. IP systems are more economical, have more features and may become more reliable than traditional mechanisms. They will allow companies to act faster and close the gap between themselves and their customers, employees and vendors.

     To complement its service, the Company intends to offer its customers two third-party software products: WebPhone and net.caller (TM). Either software package will enable customers to complete long distance communications using their personal computers (multi-media configured, with a microphone and sound system). The Company is a reseller of the multi-featured WebPhone software. Net.caller, a more basic calling utility, when available, may be downloaded without additional charge.

     Phone-to-phone
     --------------

     The Company offers domestic long distance from its ten service areas covering a population of over 10 million people to a regular telephone anywhere in the United States. The Company plans to broaden its services geographically in the United States as well as add international calling destinations over time. Customers can register for the service on the Company's Web site or call the Company office and provide the required credit information. Customers pay a one-time activation fee and are assigned a password. To use the service from within one of the Company's service areas, the customer simply dials the gateway from a telephone (a local call number), enters the password, and then dials in the long distance number in the usual way. Customers are not required to own computer equipment of any kind nor do they need their own Internet access to use Access Power's phone-to-phone service. The Company's phone-to-phone rates currently are 7 cents per minute to destinations anywhere in the United States. Billing is performed at the end of each month by charging the customer's credit card.

     PC-to-phone
     -----------

     The Company's PC-to-phone service offers customers the ability to call a regular telephone utilizing software installed on their multi-
media personal computer.   To initiate the service, a  customer
registers on the Company's Web site and downloads either net.caller or WebPhone software.

     WebPhone
     --------

     WebPhone functions just like a traditional telephone, but uses software as the dialing mechanism. The software installation is simple and once completed enables users to engage in long distance voice communications

between multi-media personal computers anywhere in the world for only the cost of the software plus the user's standard Internet access fee. More importantly, the software also enables users to place calls from their PCs to any regular telephone (PC-to-phone).

      Upon installation of WebPhone software, the PC user may simply dial up his or her local Internet Service Provider (ISP), WebPhone is displayed on the monitor, and the user may proceed to join PC-to-PC community chat rooms, create private rooms, dial directly to another
PC, or call a regular telephone using the APAC network. For some customers, WebPhone could pay for itself within the first month of usage through the avoidance of traditional long distance charges.
There are currently no access or tariff charges other than the monthly charge from an Internet Service Provider (ISP). WebPhone and the power of the gateway allow customers to do many things that simply cannot be accomplished using PSTN.

     WebPhone has the following features:

     * Allows customers to communicate with users of traditional telephone equipment through the APAC network;
     * Call waiting, muting, holding, blocking, identification, and screening;
     * Full-duplex capabilities that enable real-time, two-way conversations with WebPhone users worldwide;
     *  Voice Mail;
     * Conference calling. Up to four simultaneous WebPhone users may join a PC-to-PC multipoint conference;
     * Direct calling allows the option of bypassing chat rooms to speak directly with an individual; and
     * Automatic Voice Activation that optimizes voice transmission quality automatically.

     WebPhone also includes a video component that allows users to communicate face-to-face.

     WebPhone is sold in English, Spanish and Portuguese. The current users of WebPhone (estimated to be 600,000) will be solicited real-time to activate an Access Power account in order to begin calling PC-to-phone to anywhere in the United States for only 9 cents per minute from anywhere in the world.

     net.caller(TM)
     --------------

     Net.caller is a software product that is being built as a modified or simpler WebPhone by NetSpeak Corporation, the owner and developer of both software programs. It is designed for the Company's customers who only need the basic PC-to-phone use. The Company is planning to provide this product free of charge to encourage customers to activate and use the Company's gateway service.

     e-button(TM)
     ------------

     The application of e-button software may differentiate Access Power from many communications companies. Having e-button on their Web site offers tremendous electronic commerce benefits to any company with a traditional call-center. This technology allows consumers using their multi-media PC to view a company's Web site to click the e-button icon which (once installed on the consumer's PC) instantly dials a designated representative of that company, usually someone providing sales or support services. Access Power believes e-button is the most advanced product of its kind. Its size (300KB) is small and thus able to be quickly installed and easy to use. It is downloaded and installed upon the first attempt to use it.

CUSTOMER SERVICE

     The Company believes customer service is one of the Company's greatest strengths. The customer service organization's leadership team consists of proven professionals who have managed customer care for some of the most demanding companies in the world. The Company's sophisticated database and account tracking allows true "one-to-one" service fulfillment and customer communication.


     The Company has contracted with NetSpeak to provide technical support for the WebPhone. The Company's operations and customer service includes a call center and e-mail response, as well as the mailing of correspondence.

     In its customer service operations the Company has employed a service representative who operates from a remote location to assist with customer service inquiries. The call handling customer support systems are being developed to reside on the Company's Web site. All that a trained representative needs to deliver customer support is a PC Internet connection and password. Calls to a 1-800 number will be sent to the appropriate customer service representatives. The representative and the customer may jointly access the Company home page for information on topics of interest. The Company believes it can reduce its costs through the use of such off-site representations.

     Access Power has simplified the traditional telephone billing process. Customers are not charged normal business services or monthly fees. They are billed only when they use the service to place calls, and then only for the minutes they have accumulated throughout the month. Itemized billing or usage statements are available to customers via the Company's Web site, and written invoices are available upon request.


CUSTOMERS

     While in its technical development and deployment stage, the Company has done minimal marketing. It has acquired approximately 2,000 customers mostly through the Company's Web site. The Company intends to focus its marketing efforts in the future on wholesale customers.

COMPETITION

     The Company has nearly two years of experience building and fine-tuning one of the largest IP telephony networks in the United States. Because of the experience it has gained to date, the Company believes it has the ability to deploy its technology at a faster rate and with less missteps than new entrants. The Company has basic billing capabilities in place and has already begun to develop more sophisticated billing capabilities to accommodate the more complex commercial transactions in which it intends to engage. It also already has in place, network management tools and a secure Web site capable of taking new account orders in real-time.

     The Company believes its competitive strength will lie in being first to market with IP telephony services. It also believes it is likely to move faster than a giant telephone company. The opportunity to fully develop the market and establish momentum to capture market share means, however, that the Company has to aggressively build its customer base now. The Company's network must be expanded in order to handle higher volumes of traffic. Dependency on traditional long distance telephone lines to complete calls must be reduced to protect margins. Customer acquisition programs need to be further developed to grow the customer base.

     Competition for the Company may be direct, such as other companies that offer IP telephony services, or indirect, such as companies that offer traditional or other alternative long distance telephony services.

DIRECT COMPETITION

     Most companies currently offering IP telephony to their customers are either small start-up companies, or Internet Service Providers (ISP) looking for enhanced services primarily designed to help customer retention in support of their core business.

     The Company believes that today the most developed Internet Telephony Service Providers are IDT Corporation's Net2Phone (www.net2phone.com) and RSL Communications, Ltd.'s Delta Three (www.deltathree.com). Both IDT and RSL are current long distance companies who have committed to IP telephony as an important element of their future business. IDT is also a domestic ISP. Neither company has the U.S. presence of Access Power, appearing to focus rather on the near-term international long distance profit opportunity. The Company believes that both companies are generating the bulk of their IP revenues from the PC-to-phone market

with minimal networks built to support the same. Both companies seem to rely heavily on their traditional PSTN long distance business to make the limited PC-to-phone market viable.

     The rest of the direct competition appears not nearly as developed, but ITXC Corp. (www.itxc.com) is a competitor worthy of mention.

     The ITXC business model is to become a clearinghouse for ITSPs all over the world that wish to become a global provider without having to build out their own worldwide network. This means that ITXC accepts calls originating from one ITSP, performs the routing, and terminates the call on another participating ITSP network. ITXC's business model has up to three different companies splitting consumer revenue: the originating ITSP, the terminating ITSP and ITXC itself. Access Power deems it more important to develop its own global network, rather than join the ITXC program, so it can protect its margins and maintain the assets of the network.

INDIRECT COMPETITION

     All companies delivering long distance telephony through traditional or other means are indirect competitors of Access Power, at least for phone-to-phone and PC-to-phone services. Traditional long distance telephone companies have the embedded customer base that Access Power does not yet have, and they have the global network or other arrangements for global access, and currently are in a better position than Access Power for offering and delivering phone-to-phone service. They may have difficulty competing on price with traditional systems where Access Power service is available, however, and they cannot in their traditional long distance service offer the full array of enhanced services that Access Power can offer. Over time, they may be unable to compete from a price standpoint, because IP telephony is a cheaper technology and can support commodity pricing. More and more indirect competitors will become direct competitors once they have deployed IP telephony. This is the trend, and it is projected to continue as long distance prices are forced down and IP telephony becomes more fully developed.

     The list of potential indirect competitors is immense, with thousands of long distance companies, including resellers and calling card distributors.

FUTURE COMPETITION

     The most substantial competitors of Access Power are those looming on the horizon. AT&T, the world's largest long distance company has recently announced IP telephony trials in three U.S. markets: Atlanta, San Francisco and Boston. They offer the service at 8.5 cents per minutes to anywhere in the U.S. from any one of the trial cities. If this trial is successful, AT&T will likely build out their IP network and expand.

     WorldCom, Inc. is a global business telecommunications company and a potentially large provider of IP telephony. Operating in more than 50 countries, the company is a provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom would appear to have the total solution available at its fingertips with ownership of MCI Telecommunications, Inc. and UUNET Technologies. They have the network and they have the customers.

     All of the U.S. RBOCs (Regional Bell Operating Companies) have either announced IP telephony testing or the Company expects they will do so soon. IP telephony is a way to become a long distance carrier without having to face FCC regulations. RBOCs also have the embedded customer base, albeit regional in many cases, and generally have the network to support IP telephony.

     Qwest Communications International, Inc. (www.quest.com) is a global communications company building a high-capacity, fiber optic, Internet Protocol-based network designed to deliver the new generation of multi-media, data and voice communications services and applications. Slated for completion in the second quarter of 1999, the Qwest domestic network will span 18,449 miles in 130 cities. Internationally, Qwest is extending its network 1,400 miles into Mexico, and has secured a significant amount of transatlantic capacity enabling data and voice transmission between North America and Europe.


     Qwest is a looming competitor. Currently offering high-speed Internet access to 15 U.S. cities, and a stated future direction to provide video conferencing, whiteboarding, multicasting, as well as dedicated and virtual network applications, this company is in position to be a dominant force in IP telephony and enhanced IP services.

SALES AND MARKETING

     Access Power's market includes residential and business users of advanced communications products and services. The services include phone-to-phone communications, personal computer (PC) to phone communications and PC-to-PC calling. For phone-to-phone and PC-to-phone service, customers pay an activation fee and a per minute charge. Access Power's current pricing for service is very competitive and the Company is poised to balance new product introductions with consumer demands and expectations. After a small start up cost, the Company's long distance customers currently pay 9 cents per minute for PC-to-phone calling and 7 cents per minute for phone-to-phone calling. For PC-to-PC calling, customers initially purchase software from the Company but experience no additional costs associated with long distance communications.

     The Company's marketing strategy involves promoting advanced Internet-based telecommunications products and services to both businesses and consumers using market-specific sales methods developed by the Company. The primary target market for these products and services are the millions of consumers and business owners, from small businesses to corporations, using the Internet.

     Marketing will be accomplished through print advertising and standard publicity methods as well as through Internet web sites. Direct selling may be performed by direct mail campaigns, including e-mail distributions. The Company may work with high technology marketing firms to acquire customers through direct selling to corporations, through trade show participation and through special promotions.

     The extent to which the Company is able to offer low communication transmission rates affords the Company the opportunity to enter the wholesale arena as well as the retail market. The Company can offer telecommunications resellers bulk traffic rates at highly competitive prices. By building partnerships and affiliations with international resident partners, the Company will be able to control its own network while benefiting from the regional awareness and marketing of its partners.

ACCESS POWER MARKETING STRATEGY

     The Company targets each of its products to a specific market.

     The e-button will be sold to the business market that has a Web site and call center. According to Internet research of which the Company is aware, as of June 30, 1998 there were over 346,000 businesses worldwide who have a Web site. Many of these businesses also have a call center for customer service, sales, or technical support. The Company aims to capture a significant portion of this business market for sales of the e-button product.

     The target market for the Company's PC-to-phone and phone-to-
phone service is the small office and home office market.   According
to the Bureau of Labor Statistics (BLS), there were more than 21 million persons who did some work at home as part of their primary job as of May
1997. Nearly 9 out of 10 of these workers are in "white-collar" occupations and 60% used a computer for the work they did at home. The
Company believes these are the early adopters of the Company's technology, and they will be the primary target of marketing campaigns. An ancillary market for Access Power phone-to-phone service is the large, long-distance telephony consumer market.

ELECTRONIC COMMERCE (E-COMMERCE) AND INTERNET TELEPHONY

     One of the key indicators for the Company's growth may be the development of the Internet and Internet commerce. The Company believes that by most measurements the Internet has grown at a rapid pace over the last several years, and the Company believes commercial transactions on the Web have steadily increased as well over that time period.


     E-button will create new options for the way Internet users conduct commerce, i.e., by providing less costly, more sophisticated communications support. The Company has established a Web site for its own e-commerce. Customers simply provide credit card information to order products and services.

     Using the World Wide Web maximizes the Company's ability to sell its products and services 24 hours a day, 365 days a year, while minimizing the need for direct sales contact. Currently, the Company's customers come to the Company's Web site through Internet search engines and Internet hyperlinks. Transactions transpire and payment is procured online, which in the end reduces the ultimate cost of the sale. With the Web site as a storefront, overall sales expenses of the Company are decreased.

END USER MARKET

     The personal computer user is generally higher than average in income and education, younger, white collar, and considered
"independent" and a "trendsetter." The most sought-after segment in this group is the "digital citizen," that is, those "super connected" with a PC, Internet access, and at least one other personal telecommunications device (e.g., pager, cellular telephone, laptop, etc.). The Company believes based on its research that this is a group committed to communicating on the Internet, Of the 40 million people that have ready access to the Internet, according to International
Telecommunications Union's WORLD TELECOMMUNICATIONS DEVELOPMENT REPORT 1997, the Company believes over 15 million are these digital citizens.

The Small Office/Home Office Market
-----------------------------------

     The Company believes the Small Office/Home Office (SOHO) market segment accounts for a significant portion of new company formations. The Company also believes that the evolution of "work life" will continue to grow the SOHO market as corporations attempt to reduce operating costs and improve productivity with telecommuting and "virtual offices." The Company feels self-employment will continue to grow as a result of downsizing and outsourcing and as individuals become less dependent on traditional career paths. The changing workplace demands rapid telecommunications advancement with the SOHO segment believed to be currently using the Internet in large numbers.

INTERNATIONAL MARKETS

     International opportunities are especially attractive for Access Power. International growth of the Internet is believed to have surpassed that of the United States, and by the year 2001, it is projected that the international market will comprise a majority of Internet telephony usage. Internet telephony's cost savings through the avoidance of "settlement fees" will fuel this rapid expansion. (Settlement fees are tariffs that foreign telephone companies charge for access to their domestic networks.) The Company believes that the biggest near-term revenue opportunities exist in the international markets. A June 22, 1998 report, issued by Datamonitor, a global strategic market analysis company, indicates that the international voice market in particular presents a huge opportunity for Internet telephony service providers. Profit margins are high for these services. The report also indicates that IP telephony will account for over 10 percent of international telephony traffic in Europe and the U.S. by the year 2002.

FACILITIES

     The Company headquarters, executive offices and customer service center are located in facilities consisting of approximately 1,800 square feet in a 13,500 square foot office building in Ponte Vedra
Beach Florida.  The three-year lease on the space started September
1997 and includes two successive extension options and first right of refusal on 2,000 square feet of vacant contiguous space. The Company will pay approximately $3000 per month rent under this lease during 1999. The Company believes the office space is adequate for its current needs and could easily be replaced with other suitable accommodations.

     The Company maintains its server hardware through co-location arrangements with local exchange carriers at locations where the Company desires to maintain a gateway. These facilities must be climate controlled and offer the necessary telephone and electrical power services, but the Company believes such facilities are generally available from more than one source.

EMPLOYEES

     As of February 2, 1999 the Company retained ten full time employees.



                 MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL
STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION
INCLUDED ELSEWHERE IN THIS PROSPECTUS.

PLAN OF OPERATION

Overview
--------

     Access Power, Inc. was formed in 1996 to offer Internet-based communications products and services in the U.S. and international markets. The Company is creating a network of Internet gateway servers to provide voice and multimedia communications services, more commonly referred to as Internet Protocol telephony or IP telephony. Access Power has deployed its servers in ten major metropolitan service areas in the U.S., and it has plans for continued expansion throughout 1999.

     From its inception the Company has devoted most of its efforts to technical analysis, development, procurement, implementation and testing, and the establishment of the corporate and technical policies and procedures necessary to support its business requirements. The Company is a development stage operation.

     Access Power's IP telephony gateway network allows the Company to offer competitive call rates while providing premium communications features. Access Power products and services are based on Personal Computer ("PC")-to-PC, PC-to-Phone, and Phone-to-Phone communications. Customers anywhere in the world can use their PC and software from the Company to place a call to a telephone anywhere in the United States for 9 cents per minute. In addition, customers in one of the Company's service areas can make a call with their telephone through the Company's service to another telephone anywhere in the United States for 7 cents a minute without the need for personal Internet access. The Company charges $20 for account activation. Similar, low-cost pricing models are being developed for the international markets.

     The Company is a reseller of third-party PC telephone software called WebPhone, and it is having a software product called "e-button" developed for marketing to companies with Web sites. The e-button is an icon residing on a Web site that connects a consumer browsing a Web page to a company's call center. This technology allows corporate customers to voice-activate their Web site, connecting consumers directly with sales departments, customer service or technical support.

     While in its start-up and current development stages the Company tested and preliminarily introduced certain products and services new to both the Company and the communications industry. To date, the Company has not realized revenues from sales of any products or services in amounts necessary to support all of its cash operating needs. Without additional outside funding, the Company will be unable to carry out any of its expansion or marketing plans, and it may be unable to continue operations.

Expansion Plans
---------------

     The Company believes it must expand its gateway network and its customer base to achieve profitability. During the next twelve months, the Company intends to add ten more gateway servers in the U.S. market, expanding its presence to twenty cities. The Company purchased sufficient equipment in June 1998 to bring those sites on line and pursue international expansion. The Company still owes in excess of $1,000,000 for this equipment. The new U.S. sites will increase the Company's U.S. capacity by 288 lines to 428 lines. It is anticipated that the additional capacity will permit significant growth in the volume of traffic handled by the Company's network, and a commensurate increase in revenues.

     The Company intends to expand its network internationally through joint ventures and other business relationships. Such expansion will increase the Company's revenues without causing the Company to incur significant capital expenditures. By selling the hardware and software necessary for creating networks in other countries or regions to its business partners, and through royalty or other fees from international traffic realized through the international business expansion, the Company expects to derive significant additional revenues over the next year from international operations.

Software Sales
--------------

     To date, the Company has realized only small revenues from the resale of software to its customers, and it does not expect such sales to become a significant source of profit in the future. During the next year, however, the Company does intend to begin marketing the e-button software, and it expects to realize a fair amount of revenues from those sales.

Marketing
---------

     The Company has not yet engaged in any significant effort to market its products and services. Over the next twelve months, the Company intends to implement a comprehensive public relations and marketing campaign along with establishing arrangements with communications brokers or agents. Public relations and certain marketing is expected to cost $50,000. Additional marketing may be provided by a firm specializing in communications customer acquisition and payment made on a per acquisition basis determined by the size of the customer. International communications agents or brokers are delivering wholesale traffic to the Company and will be compensated on a commission basis. Without the benefit of significant marketing to date, the Company already has attracted over 2000 customers to its service just from the Company's Web site order process, test market newspaper ads and word of mouth.

Raising Capital
---------------

     The Company does not currently have the funds to remain in operation or the capital to fund its current expansion and marketing plans for the next twelve months. The Company anticipates that by the end of that period it will be able to fund its operations from the recurring revenue generated from network usage. To the extent such recurring revenues fall short of the projected needs, the Company would have to seek additional sources of outside funding.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1998 Compared to Prior Periods
--------------------------------------------------------------

     Because the Company was organizing and not operating during the first nine months ended September 30, 1997, the Company believes a comparison to the results from that period are of no informative value.

REVENUES AND COST OF REVENUES. The Company realized no revenues from its inception through the end of fiscal year 1997. Through the nine months ended September 30, 1998, revenues increased by $254,181 due to the initial fees received related to the Company's Canadian venture ($24,000), the sale of equipment to that venture

($188,092), and other sales and services ($42,089). The Canadian venture has since been terminated by mutual agreement of the parties. The cost of revenues increased for the nine months to $152,920 (or 60% of total revenues), which represented the cost of equipment sold.

OPERATING EXPENSES. Product development and marketing expenses were $710,533 for the nine months ended September 30, 1998, an increase of more than 2000% over such expenses for the twelve months ended
December 31, 1997. This was due primarily to the development of the Company's gateways in ten major metropolitan areas in the U.S. There were also marketing efforts to develop a franchise effort in the U.S. and internationally. General and administrative expenses increased
200% for the nine months ended September 30, 1998 to $868,174 as compared to $391,520 in the twelve months ended December 31, 1997 as the administrative structure was developed to serve customers being solicited. Payroll expense was the major portion of this increase as it totaled $338,483, an increase of $164,483, or 95%, from the twelve months ended December 31, 1997 total of $174,000. Professional fees increased $130,787 from $59,023 for the twelve months ended December 31, 1996 to $189,810 for the nine months ended September 30, 1998 primarily due to increased corporate legal fees relating to equity financing.
Rent expenses increased $19,941 from $15,183 for the twelve months ended December 31, 1997 to $35,064 in the nine months ended September 30, 1998 due primarily to the start of the office lease rental commencing in the last half of 1997. Insurance expense increased $15,926 from $6,444 for the twelve months ended December 31, 1997 to $22,370 in the nine months ended September 30, 1998 due to increased health insurance for the increased headcount and property insurance coverage on the computer hardware employed.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through the proceeds from the issuance of equity securities and loans from stockholders. To date, the Company has raised approximately $1,800,000 from the sale of common stock and preferred stock, and it has borrowed approximately $310,000 from investors and stockholders. Funds from these sources have been used as working capital to fund the build-out of the Company's network and for internal operations, including the purchases of capital equipment.

     The Company generated negative cash flow from operating activities for the period from inception (October 10, 1996) through December 31, 1997. The Company realized lesser negative cash from operating activities for the nine months ended September 30, 1998 due to the sale of the franchise and equipment to APC.

     Investing activities for the period from inception through December 31, 1997 consisted primarily of equipment purchases to build out the initial network. Investing activities in the first nine months of 1998 increased by 260% over the entire period ended December 31, 1997 due to the replacement of the network infrastructure with new technology. The Company currently has no commitment for capital expenditures, but a significant amount would be expended if the Company were to pursue its expansion plans.

     The timing and amount of the Company's capital requirements will depend on a number of factors, including demand for the Company's products and services and the availability of opportunities for international expansion through joint ventures or other business relationships.



     The Company expects to invest approximately $2,000,000 over the next twelve months in capital equipment for network expansion, if it can raise at least that amount through the sale of equity or debt securities. The Company has no commitments for such financing and there can be no assurance that it will be able to raise that amount or any part of it during that time period. Other methods of meeting the anticipated capital equipment program needs include obtaining available equipment vendor lease programs and leveraging private placement financing by securing subsequent financing from institutions including commercial banks and equipment leasing companies. The
Company has begun discussions with several such firms. The Company is also performing cost benefit analysis to ensure that any existing under utilized equipment is made available for redeployment to prolong the necessity to acquire new equipment.

     Financial commitments from accredited investors have not been formalized yet, although extensive negotiations have occurred with numerous individuals who have expressed interest in financing the Company to varying degrees. These interested parties include some previous investors in the Company as well as others. Sources for additional capital have been generated by the Company, its current investors and as part of the professional services provided by its legal and financial services firms. Part of this effort has included retaining the investment banking services of First Florida Capital Corporation in December 1998.
First Florida Capital has since secured $100,000 in financing through three private placements and the sale of the Company's preferred shares. This will allow the Company to continue its operations for the next 30-45 days.
During this 30-45 day period the Company expects to raise an additional $40,000 through the results of operations and the sale of capital equipment that is no longer in use, allowing the Company to continue operations through March. During this two-month period the Company expects to secure financing as mentioned above including the sale of equity or debt securities through private placements; while increasing sales and reducing or maintaining its current cash flow, resulting in the Company continuing its operations through 1999, at which time it anticipates being in a positive working cash flow position.

     The Company has taken steps to reduce the monthly negative cash flow ("burn rate") and lessen the impact of the negative working capital position. The main step has been the reduction of payroll expenditures, by executives agreeing to defer pay until further financing is received, by not filling a resigned position and by reducing hourly pay expenses. The Company's relations with its vendors are positive and include a strong credit history resulting in suppliers and vendors assisting the Company in reducing short term costs and extending payments. Burn rate reduction is also being achieved with the suspension of certain general activities and expenses including but not limited to travel, training and public relations. While the Company believes that its cash used in operating activities will increase over the next year, near term cash flow reductions are being considered particularly in the main expense items of salaries and network management.


     The Company's financing activities for the nine month period ended September 30, 1998 provided $1,093,866. Cash at the end of that period was $28,904. As of December 7, 1998 the Company had cash of $29,420 and working capital of ($1,134,194). The Company is currently expending approximately $150,000 per month, which amount includes monthly co-location costs or network infrastructure, systems maintenance and development, payments for equipment, general and administrative costs. The Company believes that its cash used in operating activities will increase over the next year. The Company needs to raise additional funds through public or private financing.
The Company has no commitments for any additional financing, and there can be no assurance that additional financing will be available as needed or, if available, will be on terms acceptable to the Company. Any additional equity financing may be dilutive to the Company's existing stockholders, and debt financing, if available, may involve pledging some or all of the Company's assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters.


     The timing and amount of the Company's capital requirements will depend on a number of factors, including demand for the Company's products and services and the availability of opportunities for international expansion through joint ventures or other business relationships.

     The Company is bearing the cost of this offering (other than any commissions payable by the Selling Stockholders) in an amount estimated to be $40,000. The Company will pay the costs out of its available funds.


YEAR 2000

     Since its inception and as a development stage company the Company has implemented solutions to the year 2000 problem as it has built its systems solutions and developed its policies and procedures for both technical and administrative purposes.

     The Company believes it is in a high state of readiness regarding year 2000 and is at minimal risk. Costs associated with year 2000 solutions are incorporated in all the Company's computer administrative information systems and technical development.

     As standard operating procedure the Company inquires as to the readiness of any customers and suppliers in handling potential year 2000 problems.

     The Company does not foresee substantial direct or indirect costs associated with its implementation or any affiliates implementation of year 2000 solutions.

     There are no assurances that the Company and all of its key suppliers, customers or third parties upon which it relies will completely address and solve the potential problem and by not doing so could result in an adverse material effect on the company, its financial condition or results on operations.


                              MANAGEMENT



Executive Officers and Directors

The executive officers and directors of the Company and their ages as of September 25, 1998 are as follows:


         Name                     Age                    Position
         ----                     ---                    --------

 Glenn A. Smith                    43        President, Chief Executive Officer
                                             and Director

 Tod R. Smith                      37        Chief Technology Officer, General
                                             Counsel and Director

 Maurice J. Matovich               39        Chief Operations Officer and
                                             Director

 Howard Kaskel                     52        Chief Financial Officer


GLENN A. SMITH has served as the President, Chief Executive Officer and a director of Access Power, Inc. since the Company's formation in 1996. He has over twenty years experience in developing interactive systems and Internet-based businesses and services. From 1992 to 1996 Mr. Smith was self-employed as a developer of advanced computer telephony systems and services.

TOD R. SMITH has served as Chief Technology Officer, General Counsel since 1998 and a director of the Company since 1997. Mr. Smith worked at AT&T as a Technical Staff member specializing in computer consulting and the development of software from 1988 to 1998.

MAURICE MATOVICH has served as Chief Operating Officer since 1998 and a director for Access Power since 1997. Mr. Matovich served as a manager at AT&T where he specialized in high-tech operations management, client relations and stockholder relations from 1984-1997.

HOWARD KASKEL has served as the Chief Financial Officer for Access Power since 1998. Mr. Kaskel also is currently a limited partner with Tatum CFO Partners, LLP, a partnership of career chief financial officers. Mr. Kaskel has been devoting his full time to the Company. Mr. Kaskel served as the Chief Financial Officer of DeFalco Advertising from 1996 to 1997 and as the Chief Financial Officer of Pinnacle Site Development Inc. in 1998. He was a partner at Kaskel, Solwiel & Associates, a financial consulting firm, from 1993 to 1996, where he advised companies regarding acquisitions, divestitures and business planning.


Executive Compensation

     The following table sets forth certain information regarding the annual compensation for services in all capacities to the Company for the year ended December 31, 1997 with respect to the Chief Executive
Officers:

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                    Securities
          Name and                Annual Compensation               Underlying
     Principal Position                  Salary                     Options(#)
     ------------------           -------------------              -----------

   Glenn A. Smith, Chief
   Executive Officer                    $96,000                       100,000

STOCK OPTIONS

     The following table summarizes certain information regarding options to purchase Common Stock granted to the Chief Executive
Officer during the year ended December 31, 1997. The Company did not grant any stock appreciation rights in 1997.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                        (Individual Grants)

                           Number Of             Percent Of
                           Securities           Total Options/
                           Underlying            SARs Granted           Exercise Or
                          Options/SARs           To Employees            Base Price
        Name               Granted (#)          In Fiscal Year             ($/Sh)            Expiration Date
        ----             --------------         --------------          -----------          ---------------
Glenn A. Smith               100,000                  13%                  $0.11                 6/16/02

         The following table summarizes the number and value of unexercised options held by the Chief Executive Officer as of December 31, 1997. The Chief Executive Officer did not exercise any options in the year December 31, 1997.

                                                          FISCAL YEAR-END
                                                           OPTION VALUES

                                             Number Of Securities
                                            Underlying Unexercised                 Value of Unexercised
                                               Options/SARs At                    In-The-Money Options/
                                                  FY-End (#)                        SARs At FY-End ($)
        Name                               Exercisable/Unexercisable            Exercisable/Unexercisable
        ----                               -------------------------            -------------------------

Glenn A. Smith                                    100,000 /0                           $118,000/0 <F1>

--------------------------

<F1>  This value has been calculated based on the average of the last bid and asked price of the Common Stock as quoted on the Bulletin Board on December 31, 1997.


EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Howard Kaskel. The agreement provides that Mr. Kaskel will serve as Chief Financial Officer of the Company on a part-time basis (three days per week) for a base salary of $6,000 per month. Additional days are paid at the rate of $500 per day. The agreement is terminable by the Company upon thirty (30) days written notice with all payments required pursuant to the agreement to be paid on or before the termination date. The Company does not have employment agreements with any other of its executive officers.

DIRECTORS COMPENSATION

     The directors have not received compensation for their duties as such, and the Company has no current plans to compensate directors for serving on the Board in the future.

STOCK INCENTIVE PLAN

     In June, 1997, the Company adopted its Stock Incentive Plan (the "Plan") to provide selected employees and affiliates providing services to the Company or its affiliates an opportunity to purchase Common Stock of the Company. The Plan promotes the success and enhances the value of the Company by linking the personal interests of participants to those of the Company's stockholders, and by providing participants with an incentive for outstanding performance. Awards under the Plan may be structured as "incentive stock options" (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("IRC"), for employees or as non-qualified stock options for any participant.

     The Plan, as amended, provides that the aggregate number of shares of Common Stock with respect to which options may be granted pursuant to the Plan shall not exceed 2,500,000 shares.

     ISOs are subject to certain limitations prescribed by the IRC, including the requirement that such options be granted with an exercise price no less than the fair market value of the Common Stock at the date of grant and that the value of stock with respect to which ISOs are exercisable by a participant for the first time in any year under the terms of the Plan (and any other incentive stock option plans of the Company and its subsidiaries) may not exceed $100,000, based on the fair market value of the stock at the date of grant. In addition, ISOs may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option and unless the option is exercisable for no more than five years from the grant date.


     The compensation committee of the Board of Directors of the Company has discretion to set the terms and conditions of options, including the term, exercise price and vesting conditions, if any, to determine whether the option is an ISO or a non-qualified stock option, to select the persons who receive such grants and to interpret and administer the Plan.

     As of the date of this Prospectus, options to purchase an aggregate of 1,288,500 shares of Common Stock have been granted under the Plan and were outstanding, including options for 400,000 shares of Common Stock issued to Glenn A. Smith. Mr. Smith's options have an exercise price of $0.11 per share for 100,000 shares, $1.00 per share for 100,000 shares and $0.22 per share for 200,000 shares.


               PRINCIPAL AND SELLING STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial ownership of the Common Stock, as of January 31, 1999 by
(i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and the Chief Executive Officer, (iii) all directors and executive officers of the Company as a group, and (iv) the Selling Stockholders. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                              Shares Beneficially                       Shares Beneficially
                                              Owned Prior to the                                Owned
                                                    Offering                            After the Offering
                                              --------------------                     ---------------------
                                                                        Number
                                                                       of Shares
           Beneficial Owner                     Number      Percent    to be Sold        Number      Percent
----------------------------------------      ---------     -------    ----------      ---------     -------

Glenn A. Smith<F1>                            3,182,200       15.3        200,000      2,982,200      14.4%
Mike Pitts<F2><F3>                            2,002,800        9.8        150,000      1,852,800       9.1
Tod R. Smith<F4>                              1,090,000        5.2          --         1,090,000       5.2
Maurice Matovich<F4>                            829,000        4.0          --           829,000       4.0
Edwards Capital Corporation<F5>                 333,131        1.6        333,131          --           --
Jimmy Dean Dowda<F5>                            166,565         *         166,565          --           --
Olympus Capital, Inc.<F6><F7>                 2,506,920       12.3      2,506,920          --           --
Hyman & Ethel Schwartz<F7>                    1,518,113        7.5      1,518,113          --           --
Frederick Lenz<F5>                              166,565         *         166,565          --           --
Arnold Zousmer<F5>                            1,998,789        9.8      1,998,789          --           --
John T. Mitchell<F5>                            166,565         *         166,565          --           --
Bruce R. Knox<F5>                               166,565         *         166,565          --           --
Subramanian Sundaresan                           50,000         *          50,000          --           --
Inman Company<F8><F9>                           612,950        2.9        612,950          --           --
Chesterfield Capital Resources Ltd.<F5>         605,693        3.0        605,693
John Monsky                                     188,536         *         188,536          --           --
Harold Berliner                                 15,000          *          15,000          --           --
T. Wayne Davis                                 302,847         1.5        302,847          --           --
Robert Monsky                                  195,269          *         195,269          --           --
All directors and executive officers as a
group (4 persons)<F10>                       5,288,700        24.2        200,000       5,088,700      23.3

____________________
*Less than 1%.
[FN]
<F1> Includes 30,400 shares of Common Stock held for a minor child and
     415,000 shares subject to presently exercisable options.
<F2> Mr. Pitts is the former Chief Financial Officer of the Company.
     He no longer has any day-to-day involvement with the Company.

<F3> Includes 20,000 shares of Common Stock held in a custodial account for a minor child and 200,000 shares subject to presently exercisable options.
<F4> Includes 450,000 shares subject to presently exercisable options.
<F5> Shares of Common Stock issuable upon conversion of all shares of
     Preferred Stock held by such stockholder based upon a five-day average share price of $0.254. The number of shares to be sold is subject to adjustment to reflect the effect of the market price of the Common Stock at the time of conversion on the conversion rate under a formula. See "Description of Capital Stock Preferred Stock."
<F6> Olympus Capital, Inc. is an investment banking firm that has assisted the Company in the past in its raising of capital. None of the Company's officers, directors or affiliates is affiliated with Olympus Capital, Inc.
<F7> Includes shares of Common Stock issuable upon conversion of all shares of Preferred Stock held by such stockholder based upon a five-day average share price of $0.254. The number of shares to be sold is subject to adjustment to reflect the effect of the market price of the Common Stock at the time of conversion on the conversion rate under a formula. See "Description of Capital Stock Preferred Stock."
<F8> Inman Company is an investment banking and business advisory firm that has assisted the Company in the past on organization and personnel matters. None of the Company's officers, directors or affiliates is affiliated with Inman Company.
<F9> Includes 587,950 shares of Common Stock issuable upon exercise of a warrant.
<F10>Includes an aggregate of 1,502,500 shares of Common Stock subject to presently exercisable options.


                         PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the Shares. If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter for the sale of the Shares, then, to the extent required under the Securities Act or the rules of the Commission, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of the Shares involved; (iii) the price at which such Shares are sold, the commissions paid or discounts or concessions allowed to such underwriter; and (iv) other facts material to the transaction.

     The shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exempt from registration.

     The Company expects that the Selling Stockholders will sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

     Sales of the Shares on the OTC Bulletin Board or other trading system may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time.

     The Company has advised the Selling Stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the Shares offered hereby. The Company has also advised the Selling Stockholders of the requirement for the delivery of this Prospectus in connection with resales of the Shares offered hereby.



                    SHARES ELIGIBLE FOR FUTURE SALE

     Through the date of this Prospectus, there has been only limited over-the-counter trading of the Common Stock of the Company by certain market makers who have registered to enter on the Common Stock on the Bulletin Board. The Company has no plans to list the Common Stock on NASDAQ or on any securities exchange. Sales of substantial amounts of shares of the Company's Common Stock in the public market following the offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's ability to raise capital in the future through sales of its equity securities.

     Assuming conversion of the Series A Preferred Stock and the exercise of all outstanding warrants, the Company will have a total of 20,365,399 shares of Common Stock outstanding at the time of this offering.<F1> Shares in the amount of up to 10,000,000 registered for sale by the Selling Stockholders, if sold under this registration, and 3,578,000 shares of Common Stock previously sold by the Company pursuant to an exemption under Regulation 504 will, after the offering, be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "Affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with Rule 144 described below. The remaining shares of Common Stock are "Restricted Securities" as defined in Rule 144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as under Rule 701 or pursuant to Rule 144, which rules are summarized below.

___________
[FN]
<F1> Assumes the conversion of all outstanding shares of Preferred Stock into
7,874,016 shares of Common Stock based on a conversion rate, as set forth in the formula described in "Preferred Stock" below and an average market price of Common Stock at $0.254. Also assumes exercise of the warrant to purchase 587,950 shares of Common Stock.

SALES OF RESTRICTED SECURITIES

     In general, under Rule 144 as currently in affect, a person who has beneficially owned Restricted Securities for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell, within a three-month period, a number of shares of Common Stock of the Company that does not exceed the greater of one percent of the then-outstanding shares of Common Stock (approximately 203,654 shares on a diluted basis) and the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the offering, without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In meeting the one-and two-year holding periods described above, the holder of Restricted Securities can include the holding periods of a prior owner who is not an Affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Securities from the issuer or/an Affiliate.

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.



                     DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value, of which 1,200 shares has been designated as Series A Convertible Preferred Stock.

     The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, as amended and restated, and Bylaws, as amended and restated, of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Florida Business Corporation Act.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on any issue submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. Subject to any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to share equally in such dividends as the Board of Directors of the Company may, in its discretion, declare out of sources legally available therefor. See "Dividend Policy." Upon dissolution, liquidation, or winding up of the Company, holders of Common Stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to outstanding shares of Preferred Stock, if any, all assets of the Company available for distribution, in cash or in kind. Holders of shares of Common Stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company has designated one series of preferred stock consisting of 1,200 shares of Series A Convertible Preferred Stock
(the "Preferred Stock"). In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Preferred Stockholders shall be entitled to receive an amount equal to One Thousand Five Hundred ($1,500.00) Dollars per share of Preferred
Stock. In the event the assets of the Company available for distribution to its stockholders are insufficient to pay the full preferential liquidation amount per share required to be paid to the Company's Preferred Stockholders, the entire amount of assets of the Company available for distribution to stockholders shall be paid up to their respective full liquidation amounts first to the Preferred Stockholders, all of which amounts shall be distributed ratably among holders of Preferred Stock, and the Common Stock shall receive nothing. Each share of Preferred Stock shall be convertible into a number of shares of Common Stock of the Company equal to the quotient obtained by dividing $1,000 by the lower of (i) Sixty-five (65%) of the average market price of the Common Stock for the five trading days immediately prior to the conversion date, subject to an additional 10% discount under certain circumstances, which are applicable to 1000 of the shares (e.g., a division by 55% of the average market price) or
(ii) $3.00, increased proportionately for any reverse stock split and decreased proportionately for any forward stock split or stock dividend. The market price shall be the average of the closing bid prices of the Common Stock, as quoted on the Bulletin Board over the five trading days prior to the date of conversion.

CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     The Company's Amended and Restated Bylaws ("Bylaws") contain certain provisions, described below, that could delay, defer or prevent a change in control of the Company if the Board determines that such a change in control is not in the best interests of the Company and its stockholders, and could have the effect of making it more difficult to acquire the Company or remove incumbent management.

     CLASSIFIED BOARD. Under the Company's Bylaws, the Board of Directors of the Company is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Bylaws provide that any director may be removed from office, but only for cause by an affirmative vote of at least two-thirds of the outstanding capital stock entitled to vote in the election of directors. The Bylaws also provide that any vacancies on the Board of Directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum.

     SPECIAL VOTING REQUIREMENTS. The Company's Bylaws provide that all actions taken by the stockholders must be taken at an annual or special meeting of the stockholders or by unanimous written consent. The Bylaws provide that special meetings of the stockholders may be called by only a majority of the members of the Board of Directors. Under the Company's Bylaws, stockholders will be required to comply with advance notice provisions with respect to any proposal submitted for stockholder vote, including nominations for elections to the Board of Directors. The Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class and series, if any, of capital stock of the Corporation entitled to vote in the election of directors cast at a meeting of the stockholders for that purpose.

     INDEMNIFICATION AND LIMITATION OF LIABILITY. The Florida Business Corporations Act (the "Florida Act") authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation.
The indemnification authorized under Florida law is not exclusive, and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act. The Company's Bylaws provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification. Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper person benefit. As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available. The foregoing provisions of the Florida Act and the Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

     Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     AMENDMENTS OF THE ARTICLES AND BYLAWS. Certain provision of the Articles and Bylaws, including those pertaining to a classified board, special meetings of stockholders, removal of directors and director liability and indemnification, may be amended only by the affirmative vote of two-thirds of the shares of the capital stock of the Company entitled to vote in the election of directors.

CERTAIN STATUTORY PROVISIONS

     The Florida Act provides for special voting requirements to approve affiliated transactions unless the transaction falls under one or more enumerated exceptions.

REGISTRATION RIGHTS

     The Company granted shares of the Preferred Stock certain registration rights. Such registration rights grant the holders thereof the right to have the Company file a registration statement covering the resale of shares of Common Stock received upon conversion of the Preferred Stock.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock is Atlas Stock Transfer & Trust Company, Salt Lake City, Utah.

                             LEGAL MATTERS

     The validity of the Common Stock being offered hereby is being passed upon for the Company by L. Van Stillman, Boca Raton, Florida.

                                EXPERTS

     The financial statements of the Company at December 31, 1997 and for the year ended December 31, 1997 and the period from the Company's inception appearing in this Prospectus and the Registration Statement have been audited by Parks, Tschopp, Whitcomb & Orr, independent auditors, as indicated in their report thereon appearing herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                        ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration
Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete and such instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


     A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees, or at the Commission's web site at http://www.sec.gov.

     Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, for a period of up to one year will file periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page

Report of Independent Accountants .....................................  F-2

Financial Statements:

Year Ended December 31, 1997 (Audited)

Balance Sheet at December 31, 1997 ....................................  F-3

Statements of Operations For the year ended December 31, 1997 and the (date of inception) through December 31, 1996;
  October 10, 1996 (date of inception) through
  December 31, 1997 ...................................................  F-4

Statements of Stockholders' Equity For the year ended
   December 31, 1997 and the period from October 10, 1996
   (date of inception) through December 31, 1997 ......................  F-5

Statements of Cash Flows For the year ended December 31, 1997 and the period from October 10, 1996 (date of inception)
   through December 31, 1996 and the cumulative period from
   October 10, 1996 (date of inception) through
   December 31, 1997 ..................................................  F-6

Notes to Financial Statements from October 10, 1996
   (date of inception) to December 31, 1997 ...........................  F-7


Quarter Ended September 30, 1998 (Unaudited):

Balance Sheet (September 30, 1998 - Unaudited)
   and December 31, 1997  .............................................  F-10

Statement of Operations For the nine months ended
   September 30, 1998 (unaudited) and the year ended
   December 31, 1997 and the cumulative period from October 10, 1996
   (date of inception) through September 30, 1998......................  F-11

Statement of Stockholder's Equity For the nine months
   ended September 30, 1998 (unaudited) and the year ended
   December 31, 1997 and the cumulative period from October 10,
   1996 (date of inception) through September 30, 1998.................  F-12

Statement of Cash Flows For the nine months ended September 30, 1998
   (unaudited) and the year ended December 31, 1997 and the
   cumulative period from October 10, 1996 (date of inception)
   through September 30, 1998..........................................  F-13

Notes to Interim Financial Statements .................................  F-14

PARKS, TSCHOPP,
WHITCOMB & ORR, P.A.
Certified Public Accountants
2600 Maitland Center Parkway
Suite 330
Maitland, Florida  32751

                     Independent Auditors' Report


The Board of Directors
Access Power, Inc.:

We have audited the accompanying balance sheet of Access Power, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, the period from October 10, 1996 (date of inception) through December 31, 1996 and the cumulative period from October 10, 1996 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access Power, Inc. (a development stage company) as of December 31, 1997, and the results of its operations and its cash flows for the year ended, the period from October 10, 1996 (date of inception) through December 31,1996 and the cumulative period from October 10, 1996 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                              Parks, Tschopp, Whitcomb & Orr, P.A.

April 1, 1998
Maitland, Florida

                          ACCESS POWER, INC.
                     (A Development Stage Company)

                             Balance Sheet

                           December 31, 1997

                                Assets
                                ------
Current assets:
  Cash                                                                             $    54,086
  Accounts receivable                                                                    9,596
  Note receivable, stockholder                                                          24,096
                                                                                   -----------
           Total current assets                                                         87,778
                                                                                   -----------

Property and equipment, net (note 2)                                                   392,592

Other assets                                                                            16,834
                                                                                   -----------

           Total assets                                                            $   497,204
                                                                                   ===========

                    Liabilities and Stockholders' Equity
                   ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses                                            $       350
  Notes payable, stockholders (note 3)                                                  10,136
                                                                                   -----------

           Total current liabilities                                                    10,486
                                                                                   -----------
Stockholders' Equity:
  Common stock, $.001 par value, authorized 40,000,000 shares, issued
    and outstanding 11,484,000 shares.                                                  11,484
  Additional paid in capital                                                           907,373
  Preferred stock, $.001 par value, authorized 10,000,000 shares, no
    shares issued                                                                         -
  Deficit accumulated during the development stage                                    (432,139)
                                                                                   -----------

           Total stockholders' equity                                                  486,718
                                                                                   -----------
Commitments (notes 3 and 4)


           Total liabilities and stockholders' equity                              $  497,204
                                                                                   ==========

See accompanying notes to financial statements.

                                 ACCESS POWER, INC.
                          (A Development Stage Company)


                             Statements of Operations

         For the year ended December 31, 1997 and the period from October 10, 1996
         (date of inception) through December 31, 1996 and the cumulative period from
              October 10, 1996 (date of inception) through December 31, 1997

                                                            For the period            For the period
                                                           October 10, 1996         October 10, 1996
                                       For year ended           through                  through
                                     December 31, 1997     December 31, 1996        December 31, 1997
                                     -----------------     -----------------        -----------------

 Revenues                                       -                    -                        -


 Costs and expenses:
    Product development and marketing  $     34,636          $     2,848              $     37,484
    General and administrative              391,520                2,853                   394,373
                                       ------------          -----------              ------------

         Total costs and expenses           426,156                5,701                   431,857
                                       ------------          -----------              ------------

 Other income (expense)
    Interest income                           1,888                  -                       1,888
    Interest expense                         (2,170)                 -                      (2,170)
                                       ------------          -----------              ------------

         Total other income (expense)          (282)                 -                        (282)
                                       ------------          -----------              ------------
         Net loss                      $   (426,438)         $    (5,701)             $   (432,139)
                                       ============          ===========              ============
         Net loss per share            $      (0.04)         $       -                $      (0.05)
                                       ============          ===========              ============
         Weighted average number of
           shares                         9,742,000            8,000,000                 8,000,000
                                       ============          ===========              ============


 See accompanying notes to financial statements.


                                                ACCESS POWER, INC.
                                         (A Development Stage Company)


                                        Statement of Stockholders' Equity
                  For the year ended December 31, 1997 and the period from October 10, 1996
                                 (date of inception) through December 31, 1997




                                                                                          Additional                       Total
                                                                 Common Stock              Paid in     Accumulated    Stockholders'
                                                   Date        Shares        Amount        Capital        Deficit        Equity
                                                   ----        ------        ------       ----------   -----------    -------------
Common stock issued to founding directors                     8,000,000     $  8,000      $  (7,200)    $   -         $    800

Net loss                                                         -               -               -         (5,701)      (5,701)
                                                             ----------     --------      ---------     ---------     --------
Balances at December 31, 1996                                 8,000,000        8,000         (7,200)       (5,701)      (4,901)

Common stock issued for cash                      5/23/97       750,000          750         35,000          -          35,000
Common stock issued for cash                      6/30/97     1,000,000        1,000        100,000          -         100,000
Common stock issued for cash                   7/97-10/97     1,734,000        1,734        854,573          -         854,573

Stock issuance cost                                              -               -          (75,000)         -         (75,000)

Net loss                                                         -               -              -        (426,438)    (426,438)
                                                             ----------     --------      ---------     ---------     --------
Balances at December 31, 1997                                11,484,000     $ 11,484      $ 907,373     $(432,139)    $483,234
                                                             ==========     ========      =========     =========     ========

See accompanying notes to financial statements.





                                                    ACCESS POWER, INC.
                                                 (A Development Stage Company)

                                                   Statements of Cash Flows

                            For the year ended December 31, 1997 and the period from October 10, 1996
               (date of inception) through December 31, 1996 and the cumulative period from October 10, 1996
                                          (date of inception) through December 31, 1997



                                                                              For the period from             For the period
                                                                                October 10, 1996             October 10, 1996
                                                     For the year ended              through                      through
                                                     December 31, 1997          December 31, 1996            December 31, 1997
                                                     ------------------       -------------------            -----------------
Cash flows from operating activities:
   Net loss                                           $  (426,438)               $  (5,701)                     $ (432,139)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
   Depreciation and amortization                          26,757                      256                          27,013
   Change in operating assets and liabilities:
      Accounts receivable                                  (9,596)                      -                           (9,596)
      Accounts payable                                        350                       -                              350
      Other assets                                        (20,000)                      -                          (20,000)
                                                      -----------                ---------                      ----------
          Net cash used in operating activities          (428,927)                  (5,445)                       (434,372)
                                                      -----------                ---------                      ----------

Cash flows from investing activities:
   Purchase of property and equipment                    (406,154)                 (10,285)                       (416,439)
   Note receivable                                        (19,001)                  (5,095)                        (24,096)
                                                      -----------                ---------                      ----------

         Net cash used in investing activities           (425,155)                 (15,380)                       (440,535)
                                                      -----------                ---------                      ----------

Cash flows from financing activities:
   Proceeds from issuance of common stock                 918,057                      800                         918,857
   Proceeds from issuance of notes payable                   -                      20,025                          20,025
   Principal payments on notes payable                     (9,889)                      -                           (9,889)
                                                      -----------                ---------                      ----------

        Net cash provided by financing activities         908,168                   20,825                         928,993
                                                      -----------                ---------                      ----------

        Net increase in cash                               54,086                       -                           54,086

Cash, at beginning of period                                 -                          -                              -
                                                      -----------                ---------                      ----------

Cash at end of period                                 $    54,086                $      -                       $   54,086
                                                      ===========                =========                      ==========

See accompanying notes to financial statements.

                          ACCESS POWER, INC.
                     (A Development Stage Company)

                     Notes to Financial Statements

 Period from October 10, 1996 (date of inception) to December 31, 1997


(1)  Summary of Significant Accounting Policies

     (a)  Nature of development stage operations
          --------------------------------------

          Access Power, Inc., (API or the Company) was formed on October 10, 1996. The Company offers Internet Telephony (IT) which will provide advanced computer telephony solutions to the global consumer market place, with an emphasis on marketing to the small office and home office worker.

          Operations of the Company through the date of these financial statements have been devoted primarily to product development and marketing, raising capital, and administrative activities.

     (b)  Property and equipment
          ----------------------

          Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

     (c)  Intangible assets
          -----------------

          Organization costs are amortized over a five-year period using the straight-line method.

     (d)  Income taxes
          ------------

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

          Development stage operations for the period ended December 31, 1997 resulted in a net operating loss. It is uncertain whether any tax benefit of net operating loss will be realized in future periods. Accordingly, no income tax provision has been recognized in the accompanying financial statements. At December 31, 1997, the Company has net operating loss carryforwards of approximately $432,000, which will expire in years beginning in 2011. A valuation allowance equal to the tax benefit of the net operating loss has been established, since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

     (e)  Financial Instruments Fair Value, Concentration of Business and Credit
          ----------------------------------------------------------------------
          Risks
          -----

          The carrying amount reported in the balance sheet for cash, accounts and notes receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the accompanying balance sheet for notes payable approximates fair value because the actual interest rates do not significantly differ from current rates offered for instruments with similar characteristics. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts and note receivable which amounts to approximately $30,000. The Company performs periodic credit evaluations of its trade customers and generally does not require collateral. Currently, all of the Company's hardware and software is purchased from one supplier, however, management believes there are other alternatives to this supplier.

                                                           (Continued)
                          ACCESS POWER, INC.
                     (A Development Stage Company)

                     Notes to Financial Statements

 Period from October 10, 1996 (date of inception) to December 31, 1997

 (1), Continued


     (f)  Use of Estimates
          ----------------

          Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (g)  Cash Flows
          ----------

          For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (h)  Prepaid Offering Costs
          ----------------------

          Prepaid offering costs represent direct costs and expenses incurred in connection with the offering of securities. Upon completion of the offering, such amounts are offset against the proceeds from the offering, in the event of an offering of equity securities, and capitalized and amortized using the interest method in the event of an offering of debt securities.

     (i)  Revenue Recognition
          -------------------

          The principal sources of revenues are expected to be Internet telephone charges which will be recognized as incurred. The Company is presently operating in this one business segment and only in the United States.


      (j) Loss Per Common Share
          ---------------------

          Earnings per common share have been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of the stock options have not been included in the per share calculations because such inclusion would not have a material effect on earnings per common share.


     (k)  Software and Development Costs
          ------------------------------

          The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

          The carrying value of a software and development asset is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost.

                          ACCESS POWER, INC.
                     (A Development Stage Company)

                     Notes to Financial Statements

 Period from October 10, 1996 (date of inception) to December 31, 1997


(2)      Property and Equipment
         ----------------------

         Property and equipment consist of the following at December 31, 1997:
         Office furniture and equipment                                                                 $      52,842
         Computer hardware                                                                                    131,811
         Computer software                                                                                    231,786
                                                                                                        -------------
                                                                                                              416,439
              Less accumulated depreciation and amortization                                                   23,847
                                                                                                        -------------
                                                                                                        $     392,592
                                                                                                        =============
(3)       Notes Payable
          -------------

           Notes payable consist of the following at December 31, 1997:


           Promissory notes to individuals bearing interest at 6% payable upon the
           closing of an initial public offering. Unsecured.                                             $    10,136
                                                                                                         -----------

                                                                                                         $    10,136
                                                                                                         ===========

(4)      Commitments
         -----------

         The Company leases its office space under a non-cancelable operating lease with a remaining term of three years. Future minimum payments under this lease are as follows:

                       Year                            Amount
                       ----                            ------
                       1998                            35,200
                       1999                            36,270
                       2000                            21,500


Rent expense for the year ended December 31, 1997 amounted to $15,183.

(5)      Stock Options
         -------------

         In 1997, the Company established an incentive stock option plan to provide an incentive to key employees of the Company who are in a position to contribute materially to expanding and improving the Company's profits, to aid in attracting and retaining employees of outstanding ability and to encourage ownership of shares by employees. As of December 31, 1997, 641,000 options had been granted at an average price of $.25.



                                           Access Power, Inc
                                     (A Development Stage Company)

                                             Balance Sheet


                                                                 September 30,1998
                                                                     (Unaudited)       December 31, 1997
                                                                     -----------       -----------------
   Assets

   Current Assets:
   Cash and cash equivalents                                        $     28,904          $   54,086
   Inventory                                                              30,000                 -
   Accounts receivable                                                    27,743               9,596
   Due from stockholders                                                  25,095              24,096
   Employee receivables                                                    2,000                 -
                                                                    ------------          ----------
           Total current assets                                          113,742              87,778
                                                                    ------------          ----------

   Property, plant & equipment - net                                   1,292,707             392,592

   Other assets                                                           10,323              16,834
                                                                    ------------          ----------
           Total assets                                             $  1,416,772          $  497,204
                                                                    ============          ==========


   Liabilities and Stockholders' Equity

   Current Liabilities:
   Accounts payable                                                 $  1,191,790          $      350
   Notes payable                                                         100,000                 -
   Due to stockholders                                                    10,136              10,136
   Payroll taxes payable                                                  32,875                 -
                                                                    ------------          ----------

           Total current liabilities                                   1,334,802              10,486
                                                                    ------------          ----------
   Stockholder's Equity:

   Common stock, $.001 par value, authorized
   40,000,000 shares, issued
   and outstanding 11,784,000 shares and 11,484,000                       11,784              11,484
   respectively
   Preferred stock, $.001 par value, authorized
   10,000,000 shares, issued
   and outstanding 1,000 shares and none respectively                          1                 -
   Additional paid in capital                                          2,097,072             907,373
   Retained earnings (deficit)                                        (2,026,887)           (432,139)
                                                                    ------------          ----------

           Total stockholders' equity                                     81,970             486,718
                                                                    ------------          ----------
           Total liabilities and stockholders' equity               $  1,416,772          $  497,204
                                                                    ============          ==========


                                                                 Access Power, Inc
                                                            (A Development Stage Company)

                                                               Statement of Operations

                                            For the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 and the cumulative period from
                                           October 10, 1996 ( date of inception) through September 30, 1998

                                                                                                                  For the period
                                                                                                                 October 10, 1996
                                                             For the nine months         For the year ended           through
                                                          ended September 30, 1998        December 31, 1997     September 30, 1998
                                                          ------------------------       ------------------      ----------------
    Revenues:
    Product sales                                             $           212,092          $            -         $       212,092
    Services                                                               42,089                       -                  42,089
                                                              -------------------          ----------------       ---------------
                Total revenue                                             254,181                       -                 254,181
                                                              -------------------          ----------------       ---------------

    Costs and expenses:
    Cost of sales                                                         152,920                       -                 152,920
    Product development and marketing                                     710,533                    34,636               748,017
    General and administrative                                            868,174                   391,520             1,262,547
                                                              -------------------          ----------------       ---------------

                Total costs and expenses                                1,731,627                   426,156             2,163,484
                                                              -------------------          ----------------       ---------------

    Other income (expense):
    Interest income                                                           407                     1,888                 2,295
    Interest expense                                                     (117,708)                   (2,170)             (119,878)
                                                              -------------------          ----------------       ---------------

                Total other income (expense)                             (117,302)                     (282)             (117,584)
                                                              -------------------          ----------------       ---------------

                Net loss                                      $        (1,594,748)          $      (426,438)      $    (2,026,887)
                                                              ===================           ===============       ===============

                Net loss per share                            $             (0.14)          $         (0.04)      $         (0.25)
                                                              ===================           ===============       ===============

                Weighted average number of shares                      11,706,220                 9,742,000             8,000,000
                                                              ===================           ===============       ===============

                                                                      Access Power, Inc
                                                               (A Development Stage Company)
                                                             Statement of Stockholders' Equity

                                               For the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 and the cumulative period from October 10, 1996
                                                      (date of inception) through September 30, 1998


                                                                                         Additional                 Total
                                                  Common Stock         Preferred Stock     Paid in   Accumulated  Stockholders'
                                               Shares      Amount     Shares     Amount    Capital      Deficit     Equity
                                               ------      ------     ------     ------    -------      -------     ------
Common stock issued to founding directors     8,000,000    $ 8,000      --        --       $ (7,200)    $  --      $    800

Net loss                                          --          --        --        --           --        (5,701)     (5,701)
                                            -----------   --------    ------     ------    --------     -------    --------
Balances at December 31, 1996                 8,000,000      8,000      --        --         (7,200)     (5,701)     (4,901)

Common Stock issued for cash 5/23/97            750,000        750      --        --         35,000        --        35,000

Common Stock issued for cash 6/30/97          1,000,000      1,000      --        --        100,000        --       100,000

Common Stock issued for cash 7/97-10/97       1,734,000      1,734      --        --        854,573        --       854,573

Stock issuance cost                               --          --        --        --        (75,000)       --       (75,000)

Net loss                                          --          --        --        --           --      (426,438)   (426,438)
                                            -----------   --------    ------     ------    --------     -------   ---------

Balances at December 31, 1997                11,484,000     11,484      --        --        907,373    (432,139)    486,718
                                            -----------   --------    ------     ------    --------     -------   ---------
Preferred Stock issued for cash 5/98              --          --       1,000     $   1      999,999         --    1,000,000

Common Stock issued as additional
   interest 2/2/98                               50,000         50      --        --         29,950         --       30,000

Common Stock issued as additional
   interest 2/19/98                             125,000        125      --        --         84,250         --       84,375

Common Stock issued as finder's fee 2/19/98      75,000         75      --        --         24,950         --       25,000

Common Stock issued for cash 9/24/98             50,000         50      --        --         24,950         --       25,000

Net loss                                          --          --        --        --           --    (1,594,748) (1,594,748)
                                            -----------   --------    ------     ------  ---------- -----------  ----------
Balances at September 30, 1998               11,784,000   $ 11,784     1,000     $    1  $2,097,072 $(2,026,887) $   81,970
                                           ============   ========    ======     ======  ========== ============ ==========


                                                          Access Power, Inc
                                                    (A Development Stage Company)

                                                       Statement of Cash Flows

                                  For the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 and the cumulative period from
                                 October 10, 1996 (date of inception) through September 30, 1998


                                                                                                                For the period
                                                                                                               October 10, 1996
                                                               For the nine months          For the year             through
                                                            ended September 30, 1998     December 31, 1997     September 30, 1998
                                                            ------------------------     -----------------     ------------------
Cash flows from operating activities:
Net loss                                                       $    (1,594,748)           $  (426,438)         $  (2,026,887)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                                          210,287                 26,757                237,300
Interest paid in Common Stock                                          114,375                                       114,375
Consulting fees paid in Common Stock                                    50,625                                        50,625
Change in operating assets and liabilities:
Accounts receivable                                                    (20,147)                (9,596)               (29,743)
Inventory                                                              (30,000)                   -                  (30,000)
Accounts payable                                                     1,224,316                    350              1,224,666
Other assets                                                               -                  (20,000)               (20,000)
                                                               ---------------            -----------          -------------
            Net cash provided by operating activities                  (45,292)              (428,927)              (479,664)
                                                               ---------------            -----------          -------------

Cash flows from investing activities:
Purchase of property and equipment                                  (1,103,891)              (406,154)            (1,520,330)
Note receivable                                                           (999)               (19,001)               (25,095)
                                                               ---------------            -----------          -------------

            Net cash used in investing activities                   (1,104,890)              (425,155)            (1,545,425)
                                                               ---------------            -----------          -------------
Cash flows from financing activities:
Proceeds from issuance of stock                                      1,025,000                918,057              1,943,857
Proceeds from issuance of notes payable                                300,000                    -                  320,025
Principal payments on notes payable                                   (200,000)                (9,889)              (209,889)
                                                               ---------------            -----------          -------------
            Net cash provided by financing activities                1,125,000                908,168              2,053,993
                                                               ---------------            -----------          -------------
            Net increase in cash                                       (25,182)                54,086                 28,904

Cash, at beginning of period                                            54,086                    -                      -
                                                               ---------------            -----------          -------------
Cash at end of period                                          $        28,904            $    54,086          $      28,904
                                                               ===============            ===========          =============

    Notes to Interim Financial

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

    (a) Nature of development stage operations
        --------------------------------------

        Access Power, Inc., (API or the Company) was formed on October 10, 1996. The Company offers Internet Telephony (IT) which will provide advanced computer telephony solutions to the global consumer market place, with an emphasis on marketing to the small office and home office worker.

        Operations of the Company through the date of these financial statements have been devoted primarily to product development and marketing, raising capital, and administrative activities.

    (b) Property and equipment
        ----------------------

        Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

    (c) Intangible assets
        -----------------

        Organization costs are amortized over a five-year period using the straight-line method.

    (d) Income taxes
        ------------

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

        Development stage operations for the nine months ended September 30, 1998 resulted in a net operating loss. It is uncertain whether any tax benefit of net operating loss will be realized in future periods. Accordingly, no income tax provision has been recognized in the accompanying financial statements. At September 30, 1998, the Company has net operating loss carryforwards of approximately $432,000, which will expire in years beginning in 2011. A valuation allowance equal to the tax benefit of the net operating loss has been established, since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

   (e)  Financial Instruments Fair Value, Concentration of Business and
        ---------------------------------------------------------------
        Credit Risks
        ------------

        The carrying amount reported in the balance sheet for cash, accounts and notes receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the accompanying balance sheet for notes payable approximates fair value because the actual interest rates do not significantly differ from current rates offered for instruments with similar characteristics. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts and note receivable which amounts to approximately $21,000. The Company performs periodic credit evaluations of its trade customers and generally does not require collateral. Currently, all of the Company's hardware and software is purchased from one supplier, however, management believes there are other alternatives to this supplier.

    (f) Use of Estimates
        ----------------

        Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (g) Cash Flows
        ----------

        For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (h)  Prepaid Offering Costs
        ----------------------

        Prepaid offering costs represent direct costs and expenses incurred in connection with the offering of securities. Upon completion of the offering, such amounts are offset against the proceeds from the offering, in the event of an offering of equity securities, and capitalized and amortized using the interest method in the event of an offering of debt securities.

   (i)  Revenue Recognition
        -------------------

        The principal sources of revenues are expected to be internet telephone charges, which will be recognized as incurred. The Company is presently operating in this one business segment and only in the United States of America.

   (j)  Software and Development Costs
        ------------------------------

        The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

        The carrying value of a software and development asset is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost.

    (k) Loss Per Common Share
        ---------------------

        Earnings per common share have been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of the stock options have not been included in the per share calculations because such inclusion would not have a material effect on earnings per common share.


   (l)  Interim Financial Information
        -----------------------------

        In the opinion of management, the interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth herein, in accordance with generally accepted accounting principles.

        The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year.

(2)    PROPERTY AND EQUIPMENT
       ----------------------

       Property and equipment consist of the following at September 30, 1998 and December 31, 1997:

                                                                               9/30/98                  12/31/97
                                                                               -------                  --------
       Office furniture and equipment                                       $    58,909                 $ 52,842
       Computer hardware                                                      1,203,515                  131,811
       Computer software                                                        257,906                  231,786
                                                                            -----------                 --------
                                                                              1,520,330                  416,439
             Less accumulated depreciation and amortization                     227,623                   23,847
                                                                            -----------                 --------
                                                                            $ 1,292,707                 $392,592
                                                                            ===========                 ========
(3)    NOTES PAYABLE
       -------------

       Notes payable consist of the following at September 30, 1998 and December 31, 1997:

                                                                              9/30/98                  12/31/97
                                                                              -------                  --------

       Promissory notes to individuals bearing interest at 6% payable
       upon the closing of an initial public offering. Unsecured            $    10,136             $     10,136

       Bridge loans at various interest rates from 10% to 12%                   100,000                     -
                                                                            -----------             ------------
                                                                            $   110,136             $      10,136
                                                                            ===========             =============

(4)    PREFERRED STOCK
       ---------------

       In 1998, Access Power issued 1,125 shares of convertible preferred stock (Preferred Series A). Preferred stockholders have preference over common stockholders in dividends and liquidation rights. Each preferred share is convertible into common shares equal to $1000 divided by 65% (which percentage may drop, and has dropped with respect to 1000 shares of Preferred Series A stock, to 55% because of certain penalties related to the timing of the Company's registration of the underlying shares for resale) of the preceding five day average closing market bid price of the common stock.



(5)    STOCK OPTIONS
       -------------

       In 1997, the Company established an incentive stock option plan to provide an incentive to key employees of the Company who are in a position to contribute materially to expanding and improving the Company's profits, to aid in attracting and retaining employees of outstanding ability and to encourage ownership of shares by employees. The following table reflects transactions pursuant to the Plan:

                                  Year Ended             Year Ended       Total Subsequent to
                              December 31, 1998      December 31, 1997     December 31, 1996
                             --------------------    -------------------   ------------------
                             Number of    Average    Number of   Average   Number of  Average
                              shares       price       shares     price     shares     price
                             --------------------    -------------------   ------------------
Options granted                647,500     $1.00      641,000     $0.25    1,288,500   $ 0.63
Options exercised                    0       --             0       --             0      --
Options forfeited              200,000       --             0       --       200,000      --

========================================================      ===================================================

         No dealer, salesperson or other person has been                   10,000,000 Shares
 authorized to give any information or to make any
 representations other than those contained in this
 Prospectus in connection with the offer made by this
 Prospectus and, if given or made, such information or
 representations must not be relied upon as having been
 authorized by Access Power, Inc.  Neither the delivery
 of this Prospectus nor any sale made hereunder shall                          ACCESS POWER, INC.
 under any circumstances create an implication that
 there has been no change in the affairs of Access                                   LOGO
 Power, Inc. since the date hereof or that the
 information herein is correct as of any time subsequent
 to the date of this Prospectus.  This Prospectus does
 not constitute an offer to sell or a solicitation of an
 offer to buy any of the securities offered hereby by
 anyone in any jurisdiction in which such offer or
 solicitation is not authorized or in which the person
 making such offer or solicitation is not qualified to                           COMMON STOCK
 do so or to anyone to whom it is unlawful to make such
 offer or solicitation.


                    TABLE OF CONTENTS

 Item                                             Page                        __________________
 Summary . . . . . . . . . . . . . . . . . . . . . 2
 Summary Financial Data  . . . . . . . . . . . . . 4                              PROSPECTUS
 Risk Factors  . . . . . . . . . . . . . . . . . . 5                          __________________
 Dividend Policy . . . . . . . . . . . . . . . . . 12
 Capitalization  . . . . . . . . . . . . . . . . . 13
 Certain Market Information  . . . . . . . . . . . 14
 Business  . . . . . . . . . . . . . . . . . . . . 14
 Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations . . . . . . . . . . . . . . . . . . 23
 Management  . . . . . . . . . . . . . . . . . . . 26
 Principal and Selling Stockholders  . . . . . . . 29
 Plan of Distribution  . . . . . . . . . . . . . . 30
 Shares Eligible for Future Sale . . . . . . . . . 31
 Description of Capital Stock  . . . . . . . . . . 32
 Legal Matters . . . . . . . . . . . . . . . . . . 34
 Experts . . . . . . . . . . . . . . . . . . . . . 34
 Additional Information  . . . . . . . . . . . . . 34
 Index to Financial Statements . . . . . . . . . . F-1


                                                                                February ___, 1999

========================================================      ===================================================

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the resale of the shares of Common Stock.

Securities and Exchange Commission Registration Fee . . . . . .   $ 1,354

NASD Filing Fees and Blue Sky Fees and Expenses . . . . . . . .     5,000
Printing and Engraving Expenses . . . . . . . . . . . . . . . .     1,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . .    35,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . .     2,000
Transfer Agent Fees and Expenses  . . . . . . . . . . . . . . .       500
                                                                   ------

    Total   . . . . . . . . . . . . . . . . . . . . . . . . . .    44,500



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933 (the "Act").

  In connection with the Registrant's organizational activities, 8,000,000 shares of common stock were issued to founders and officers, Glenn A. Smith, Michael L. Pitts, Tod R. Smith and Maurice J. Matovich on April 25, 1997 in connection with the organization of the Company.
The founders provided nominal consideration for these shares and the shares had little, if any, value at the time of organization. Exemption from registration is claimed under Section 4(2) of the Act.

     On May 23, 1997 the Company undertook a private offering and sold 750,000 shares of common stock for $35,000. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated. The Company sold the shares through officers and directors and did not use the services of a selling agent.

     From June 6, 1997 to June 30, 1997 the Company undertook a private offering and sold 1,000,000 shares of common stock for $100,000. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated. The Company sold the shares through officers and directors and did not use the services of a selling agent.

     From July 1, 1997 to October 1, 1997 the Company undertook a private offering and sold 1,728,000 shares of common stock for $864,000. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated. The Company sold the shares through officers and directors and did not use the services of a selling agent.

     On August 4, 1997 the Company borrowed $200,000 from Olympus Capital,
Inc., an investor the Company believed to be accredited, and issued thereto a note for the principal amount at an interest rate of 12% percent per annum, payable monthly. In partial consideration for making such loan, the Company also issued 100,000 shares of common stock to the lender. The note was paid off in October 1997. Exemption from registration for this sale is claimed under Section 4(2) of the Act. The Company sold the shares through officers and directors and did not use the services of a selling agent.

     On February 2, 1998 the Company borrowed $100,000 from Subramanian Sundaresan, an investor the Company believed to be accredited, and issued thereto a note for the principal amount at an interest rate of 1 percent per month simple interest. The note is due upon the Company closing a financing of at least $3 million. In partial consideration for making such loan, the Company also issued 50,000 shares of common stock to the lender. Exemption



from registration for this sale is claimed under Section 4(2) of the Act. The Company sold the shares through officers and directors and did not use the services of a selling agent.

  On February 19, 1998 the Company borrowed $200,000 from Ethel and Hyman Schwartz, accredited investors, and issued thereto a note for the principal amount at an interest rate of 10% percent per annum, payable monthly.
In partial consideration for making such loan, the Company also issued 125,000 shares of common stock to the lenders. The note was paid off in May 1998. Exemption from registration for this sale is claimed under
Section 4(2) of the Act. Olympus Capital, Inc. acted as the exclusive placement agent in connection with the financing and received a finder's fee in the amount of 75,000 shares of common stock in connection with such sale. The Company believes Olympus Capital, Inc. was an accredited investor.

  On March 23, 1998 the Inman Company was issued 25,000 shares of common stock in consideration for providing financial consulting services to the Company. The Company believes the Inman Company was an accredited investor. The services provided by the Inman Company included writing a private placement memorandum for future offerings, so the investor had become fully informed about the Company. Exemption from registration for this sale is claimed under Section 4(2) of the Act.

     In a private placement which commenced in May, 1998 and concluded the same month, the Company sold 1,000 shares of its Preferred Stock, Series A (the "Preferred Stock"), at an offering price of $1,000 per share. Exemption from registration for this sale is claimed under Rule 506 of Regulation D because of the limited number of participants in the transaction and the relationship of such participants to the Company.


     In November 1998 the Company sold 100 shares of Preferred Stock at an offering price of $1000 per share to Chesterfield Capital Resources Ltd. The Company claims an exemption from registration under Section 4(2) of the Act for this offer and sale. The securities were offered and sold to one investor who the Company believes is an accredited investor. In connection with this transaction and at the same time, the Company also issued 60,587 shares of Common Stock to Ethel Schwartz, an existing stockholder of the Company, as payment of a finder's fee. The Company believes that stockholder is an accredited investor, and the Company claims an exemption from registration under Section 4(2) of the Act for this transaction.


     On December 1, 1998 First Florida Capital Corporation was issued 15,000 shares of common stock and Harold Berliner was issued 15,000 shares of common stock, in consideration for their combined efforts providing financial consulting services to the Company. Services provided by the parties included writing materials for the Company for future offerings so both investors became fully informed about the Company. The Company believes both First Florida Capital Corporation and Mr. Berliner are accredited investors, and the Company claims an exemption from registration under Section 4(2) of the Act in connection with these transactions.

     In December 1998 the Company sold 25 shares of Preferred Stock at an offering price of $1000 per share to John Monsky. The securities were offered and sold to one investor who the Company believes is an accredited investor. In connection with this transaction and at the same time, the Company paid $2,000 to Robert Monsky, as payment of a finder's fee. The Company believes Mr. John Monsky is an accredited investor, and the Company claims an exemption from registration under
Section 4(2) of the Act for this transaction. The investor was provided a copy of this registration statement, as amended.

     In January 1999 the Company sold 50 shares of Preferred Stock at an offering price of $1000 per share to T. Wayne Davis. The Company claims an exemption from registration under Section 4(2) of the Act for this offer and sale. The securities were offered and sold to one investor who the Company believes is an accredited investor. In connection with this transaction and at the same time, the Company also issued 28,846 shares of Common Stock to Robert Monsky, as payment of a finder's fee. The Company believes that Mr. Robert Monsky is an accredited investor, and the Company claims an exemption from registration under Section 4(2) of the Act for this transaction. In each case the investor was provided a copy of this registration statement, as amended.

     In January 1999 the Company sold 25 shares of Preferred Stock at an offering price of $1000 per share to Robert Monsky. The Company claims an exemption from registration under Section 4(2) of the Act for this offer and sale. The securities were offered and sold to one investor who the Company believes is an accredited investor. Mr. Monsky had just recently been issued Common Stock as a finder's fee and had a copy of this registration statement, as amended.


     Sales of securities in all of the above offerings for which an exemption under Section 4(2) of Rule 506 of Regulation D is claimed were made only to persons who were "accredited investors" within the meaning of Rule 501 promulgated under the Act. In addition, all such participants agreed to acquire their securities for investment and not with a view to the distribution thereof, and the certificates representing the securities issued to each such participant contained a legend to the effect that such securities are not registered under the Act and may not be transferred except pursuant to a registration statement which has become effective under the Act, or an exemption from such registration requirement. The issuance of such securities was not underwritten.

Item 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits

                 Exhibit
                 No.                                           Description of Exhibit
                 3.1                                 Amended and Restated Articles of Incorporation of the
                                                     Registrant*

                 3.1.1                               Amendment to the Articles of Incorporation filed on
                                                     November 23, 1998*

                 3.2                                 Bylaws of the Registrant*

                 4.1                                 Form of Common Stock Certificate of the Registrant*

                 5.1                                 Opinion of L. Van Stillman with respect to the legality
                                                     of the securities being registered

                 10.1                                International Master Franchise Agreement Between Access
                                                     Power, Inc. and Access Power Canada, Inc.*

                 10.2                                Access Power, Inc. Stock Option Plan*

                 10.3                                Amendment No. 1 to Stock Option Plan*

                 10.4                                Purchase and Sale Agreement between Access Power, Inc.
                                                     and Netspeak Corporation dated as of June 17, 1998*

                 10.5                                Employment Agreement with Howard Kaskel dated
                                                     July 1, 1998*

                 10.6                                Agreement to terminate Master Franchise Agreement
                                                     between Access Power, Inc. and Access Power Canada,
                                                     Inc. dated December 11, 1998*

                 10.7                                Internet Telephony Services Agreement dated December 14,
                                                     1998, between Access Power, Inc. and Access
                                                     Universal Inc. ***

                 10.8                                Internet Telephony Services Agreement dated October 2, 1998 between Access Power, Inc. and Ldt Net Com, Inc. ***

                 10.9                                Office Lease Agreement between Douglas Partnerships II, Ltd.
                                                     and Access Power, Inc. dated August 1, 1997 *


                 23.1                                Consent of Independent Auditors

                 23.2                                Consent of L. Van Stillman (included in opinion filed
                                                     as Exhibit 5.1)

                 24.1                                Power of Attorney*

                 27.1                                Amended and Restated Financial Data Schedule (for SEC use only)

_________________________
*    Previously filed.

   *** Certain portions of this exhibit have been omitted pursuant to confidential treatment request under Rule 406 of the Commission.


                                 SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to Registration Statement to be signed on its behalf by the undersigned, in the city of Ponte Vedra, State of Florida, on the 4th day of February, 1999.

                                     ACCESS POWER, INC.


                                     By:/s/ Glenn Smith
                                          Glenn Smith
                                          Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons on the 4th day of February, 1999, in the capacities indicated.

         Signature                     Position
         ---------                     --------

    /s/ Glenn A. Smith               President and Chief Executive
    Glenn A. Smith                   Officer and Director
                                     (Principal Executive Officer)

    /s/ Howard Kaskel                Chief Financial Officer
    Howard Kaskel                    (Principal Financial and
                                     Accounting Officer)

    /s/ Tod R. Smith                 Director
    Tod R. Smith

    /s/ Maurice J. Matovich          Director
    Maurice J. Matovich